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                                                                    EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                          COLLINS & AIKMAN CORPORATION,

                         COLLINS & AIKMAN PRODUCTS CO.,

                              JAII ACQUISITION CO.,

                                 ELKIN McCALLUM,

                            JOAN FABRICS CORPORATION

                                       and

                        JOAN AUTOMOTIVE INDUSTRIES, INC.


                           Dated as of August 17, 2001


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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

1.1   Definitions.............................................................1

                                   ARTICLE II

                                   THE MERGER

2.1   The Merger.............................................................10
2.2   The Closing............................................................10
2.3   Effective Time.........................................................10
2.4   Certificate of Incorporation and Bylaws................................10
2.5   Directors and Officers of the Surviving Corporation....................11

                                ARTICLE III

                     CONVERSION AND EXCHANGE OF SHARES

3.1   Conversion of Shares...................................................11
3.2   Surrender and Payment..................................................11
3.3   Repayment of Debt Repayment Amount.....................................12

                                ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF
                          SELLER AND THE COMPANY

4.1   Due Incorporation......................................................12
4.2   Due Authorization......................................................12
4.3   Consents and Approvals; Authority Relative to This Agreement...........13
4.4   Capitalization of the Company..........................................13
4.5   Financial Statements; Undisclosed Liabilities; Other Documents.........14
4.6   No Material Adverse Effects; No Material Adverse Change................14
4.7   Title to Properties; Restructuring.....................................16
4.8   Condition and Sufficiency of Assets....................................17
4.9   Real Property..........................................................17
4.10  Personal Property......................................................18
4.11  Inventory..............................................................18
4.12  Accounts Receivable; Engineering and Development.......................18



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4.13  Intellectual Property...................................................18
4.14  Contracts; No Default or Violation......................................19
4.15  Permits.................................................................21
4.16  Insurance...............................................................21
4.17  Employee Benefit Plans; ERISA...........................................22
4.18  Employment and Labor Matters............................................24
4.19  Capital Improvements....................................................25
4.20  Taxes...................................................................25
4.21  Product Claims..........................................................26
4.22  Environmental Matters...................................................26
4.23  Litigation..............................................................27
4.24  No Conflict of Interest.................................................28
4.25  Bank Accounts...........................................................28
4.26  Additional Representations and Warranties by Seller.....................28
4.27  Brokers.................................................................29
4.28  Imposition of Certain Liability.........................................29
4.29  Customers and Suppliers.................................................29
4.30  Company Disclosure Schedule.............................................29

                                  ARTICLE V

      REPRESENTATIONS AND WARRANTIES OF PARENT, PRODUCTS AND MERGER SUB

5.1   Existence and Power.....................................................30
5.2   Due Authorization.......................................................30
5.3   Consents and Approvals; Authority Relative to This Agreement............30
5.4   No Violation of Other Instruments or Laws...............................30
5.5   Merger Consideration....................................................30
5.6   Parent Disclosure Documents.............................................31
5.7   Brokers.................................................................31

                                 ARTICLE VI

                                  COVENANTS

6.1   Implementing Agreement..................................................31
6.2   Access to Information and Facilities....................................31
6.3   Consents and Approvals..................................................32
6.4   Retention of Certain Employees..........................................32
6.5   Supplemental Information................................................33
6.6   Use of Name.............................................................33
6.7   Termination of Certain Agreements.......................................33
6.8   Confidentiality.........................................................33
6.9   Publicity...............................................................34
6.10  Preservation of Business................................................34


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6.11  Tax Matters............................................................36
6.12  Maintenance of Insurance...............................................40
6.13  Non-Compete............................................................40
6.14  Non-Disparagement......................................................41
6.15  Personnel Matters......................................................41
6.16  Company Financial Statements...........................................44

                                ARTICLE VII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

7.1   Non-Compete Agreements.................................................45
7.2   Actions or Proceedings.................................................45
7.3   New York Stock Exchange................................................45
7.4   Refinancing of Seller's Loan...........................................45

                                  ARTICLE VIII

     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, PRODUCTS AND MERGER SUB

8.1   Warranties True as of Both Present Date and Closing Date...............46
8.2   Compliance with Agreements and Covenants...............................46
8.3   Consents and Approvals.................................................46
8.4   Stockholders Agreement.................................................46
8.5   Financial Statements...................................................46
8.6   Documents..............................................................46
8.7   No Indebtedness; Working Capital.......................................47
8.8   Additional Agreements..................................................47
8.9   Consummation of WAD Asset Purchase.....................................47
8.10  No Material Adverse Change.............................................47
8.11  Consummation of Restructuring..........................................48
8.12  Consents and Estoppels.................................................48

                                   ARTICLE IX

                CONDITIONS PRECEDENT TO OBLIGATIONS OF MCCALLUM,
                             SELLER AND THE COMPANY

9.1   Warranties True as of Both Present Date and Closing Date...............48
9.2   Compliance with Agreements and Covenants...............................48
9.3   Documents..............................................................48
9.4   Registration Rights Agreement; Stockholders Agreement..................49
9.5   Consents and Approvals.................................................49
9.6   Consummation of WAD Asset Purchase.....................................49
9.7   Additional Agreements..................................................49


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                                    ARTICLE X

                                     CLOSING

10.1  Deliveries by Seller and the Company...................................49
10.2  Deliveries by Parent, Products and Merger Sub..........................50

                                ARTICLE XI

                                TERMINATION

11.1  Termination............................................................51
11.2  Effect of Termination..................................................51

                                ARTICLE XII

                              INDEMNIFICATION

12.1  Survival...............................................................52
12.2  Indemnification by Seller..............................................52
12.3  Indemnification by Products............................................52
12.4  Claims.................................................................53
12.5  Notice of Third Party Claims; Assumption of Defense....................54
12.6  Settlement or Compromise...............................................54
12.7  Failure of Indemnifying Person to Act..................................55
12.8  Limitations on Indemnification.........................................55
12.9  Assignment of Claims...................................................55
12.10 Exclusive Remedies.....................................................55

                                  ARTICLE XIII

                                  MISCELLANEOUS

13.1  Expenses...............................................................56
13.2  Amendment..............................................................56
13.3  Notices................................................................56
13.4  Waivers................................................................57
13.5  Counterparts...........................................................57
13.6  Headings...............................................................58
13.7  Interpretation.........................................................58
13.8  Applicable Law.........................................................58
13.9  Jurisdiction; Waiver of Jury Trial.....................................58
13.10 Assignment.............................................................58
13.11 No Third Party Beneficiaries...........................................58
13.12 Further Assurances.....................................................59


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                                                                            Page
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13.13 Severability...........................................................59
13.14 Remedies Cumulative....................................................59
13.15 Entire Understanding...................................................59
13.16 Company Disclosure Schedule............................................59


EXHIBITS

Exhibit A            Form of Non-Compete Agreement
Exhibit B            Form of Registration Rights Agreement
Exhibit C            Form of Stockholders Agreement



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                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER is made as of August 17, 2001, by and among Collins & Aikman Corporation, a Delaware corporation ("PARENT"); Collins & Aikman Products Co., a Delaware corporation ("PRODUCTS"); JAII Acquisition Co., a Delaware corporation, and a wholly-owned Subsidiary of Parent ("MERGER SUB"); Elkin McCallum ("MCCALLUM"); Joan Fabrics Corporation, a Delaware corporation ("SELLER"); and Joan Automotive Industries, Inc., a Delaware corporation (the "COMPANY").

     WHEREAS, Seller owns beneficially and of record all of the issued and outstanding capital stock of the Company (the capital stock of the Company is hereinafter referred to as the "SHARES");

     WHEREAS, on the terms and subject to the conditions contained herein, the board of directors of Seller has approved the merger (the "MERGER") of Merger Sub with and into the Company with the Company being the Surviving Corporation (as defined);

     WHEREAS, on the terms and subject to the conditions contained herein, the board of directors of the Company has approved the Merger of Merger Sub with and into the Company with the Company being the Surviving Corporation;

     WHEREAS, on the terms and subject to the conditions contained herein, the board of directors of each of Parent, Products and Merger Sub has approved the Merger of Merger Sub with and into the Company with the Company being the Surviving Corporation;

     WHEREAS, McCallum is a substantial indirect beneficial owner of the Company and each of Parent, Products and Merger Sub wish to gain assurances that McCallum will not compete with the Automotive Business (as defined below in connection with Section 6.13) or make any statements that disparage any of Parent, Products, Merger Sub or the Company or any of their present or future Subsidiaries or Affiliates; and

     WHEREAS, it is intended that, for federal income Tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINITIONS. Unless otherwise defined in this Agreement, the following terms shall have the meanings herein ascribed to such terms:

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                                      -2-

            "ACCREDITED INVESTOR" shall have the meaning provided in Rule 501(a) under Regulation D.

            "ACQUISITION" shall have the meaning set forth in Section 6.17.

            "AFFILIATE" shall mean, with respect to any specified Person: (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; and (2) any immediate family member of the specified Person or any of the foregoing Persons referred to in clause (1) who is an individual.

            "AGREEMENT" shall mean this Agreement and Plan of Merger, including all exhibits and schedules hereto, as amended from time to time.

            "AUTOMOTIVE BUSINESS" shall mean (i) except with respect to Section 6.13, the business of manufacturing, finishing and selling automotive fabrics as conducted by Seller and the Company as of the date hereof and as of the Closing Date and (ii) with respect to Section 6.13, the business of manufacturing, finishing and selling automotive fabrics as conducted by Seller and the Company as of the date hereof and as of the Closing Date and as conducted by Parent and its Subsidiaries at any time while McCallum is a member of the board of directors of Parent or any Subsidiary of Parent.

            "AUTOMOTIVE BUSINESS EMPLOYEES" shall have the meaning set forth in
Section 6.15(a).

            "BENEFITS TRANSITION PERIOD" shall have the meaning set forth in
Section 6.15(g).

            "B INVESTORS" shall mean Charles E. Becker, Michael E. McInerney and Jens Hohnel.

            "BUSINESS DAY" shall mean a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed for business.

            "CERCLA" shall have the meaning set forth in Section 4.22(d).

            "CERTIFICATE OF MERGER" shall have the meaning set forth in
Section 2.3.

            "CLOSING" shall have the meaning set forth in Section 2.2.

            "CLOSING DATE" shall have the meaning set forth in Section 2.2.

            "COBRA" shall have the meaning set forth in Section 4.17(m).

            "COBRA COVERAGE" shall have the meaning set forth in Section 6.15(b)(iii).

            "CODE" shall mean the United States Internal Revenue Code of 1986, as amended.

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                                      -3-


            "COMMON STOCK" shall mean the shares of common stock of Parent, par value $0.01 per share.

            "COMPANY" shall have the meaning set forth in the recitals to this Agreement.

            "COMPANY DISCLOSURE SCHEDULE" shall have the meaning set forth in
Article IV.

            "COMPANY FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 6.16.

            "COMPANY INTELLECTUAL PROPERTY" shall mean any and all Intellectual Property owned by the Company.

            "CONFIDENTIAL INFORMATION" shall mean, with respect to any Person, all nonpublic technical, proprietary, commercial, financial and other information (irrespective of the form of such information) owned by or concerning such Person and its Subsidiaries and their respective businesses and operations.

            "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
Section 6.8.

            "CONTINUING BENEFITS" shall have the meaning set forth in
Section 6.15(g).

            "CONTINUING EMPLOYEES" shall have the meaning set forth in
Section 6.15(a).

            "CONTRACT" shall mean any contract, lease, license (other than a license which is a Permit or Environmental Permit), commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument or plan, whether written or oral.

            "DEBT REPAYMENT AMOUNT" shall have the meaning set forth in
Section 3.3.

            "DGCL" shall have the meaning set forth in Section 2.1.

            "DOLLARS" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

            "EFFECTIVE TIME" shall have the meaning set forth in Section 2.3.

            "EL PASO BUSINESS" shall mean the business currently engaged in by each of SW Foam, L.P., a Delaware limited partnership, and Shawmut Southwest L.P., a Delaware limited partnership.

            "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
Section 4.17(a).

            "END DATE" shall have the meaning set forth in Section 11.1(b)(i).

            "ENVIRONMENTAL CLAIM" shall mean any written notice, claim, demand, action, suit, complaint, proceeding or final communication by any Governmental Authority or Person alleging li-

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                                      -4-

ability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Material at any location, whether or not owned, leased or operated by the Company, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit. Environmental Claim shall not include claims that were made in the past and which have been resolved leaving the Company without further liability, contingent or otherwise.

            "ENVIRONMENTAL LAWS" shall mean the common law and all applicable, federal, state, local and foreign statutes, rules, regulations, ordinances, and orders and decrees of any Governmental Authority, relating in any manner to contamination, pollution or protection of human health or the environment, or occupational safety and health.

            "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, registrations and other governmental authorizations and approvals required for the Company, and the operations of the Company's facilities, to conduct its business under Environmental Laws.

            "ENVIRONMENTAL REPORTS" shall mean all applications, notifications, reports, studies, assessments and audits that address any issue of site assessment or noncompliance with, or liability under, any Environmental Law that may affect the Company in any material respect.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" shall have the meaning set forth in Section
4.17(a).

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            "EXCLUDED ASSETS" shall mean the assets that are or were used by Seller or the Company in the Automotive Business, as conducted by Seller and the Company prior to and as of the Closing Date, that are not, as of the date hereof, assets of the Company, as set forth on Schedule 4.7(b) of the Company Disclosure Schedule under the heading "Assets Not Transferred" and that the parties have agreed are not part of the Automotive Business being transferred under this Agreement.

            "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect.

            "GOVERNMENTAL AUTHORITY" shall mean the government of the United States or any foreign country or any state or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

            "HAZARDOUS MATERIAL" shall mean any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic

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                                      -5-

substances", "contaminants", "pollutants", "toxic pollutants", or words of similar meaning and regulatory effect under any applicable Environmental Law, including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof) and asbestos.

            "HEARTLAND" shall mean Heartland Industrial Partners, L.P.

            "IDENTIFIED TERMS" shall have the meaning set forth in Section 6.6.

            "INDEBTEDNESS" of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all capital lease obligations of such Person, (d) all obligations of such Person in respect of bankers' acceptances issued or created for the account of such Person, (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all guarantees by such Person of indebtedness of others.

            "INDEMNIFIED PERSON" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XII.

            "INDEMNIFYING PERSON" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XII.

            "INTELLECTUAL PROPERTY" shall mean any and all of the following that were used in the Automotive Business as of the date of the Letter of Intent or thereafter: trademarks, trade names, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights.

            "IRS" shall mean the Internal Revenue Service.

            "KNOWLEDGE" and similar phrases such as "aware" and "known" shall mean, whenever used to qualify a representation or warranty herein or in any Related Agreement, the actual knowledge of Elkin McCallum, Chief Executive Officer of Seller, George Fahey, Chief Financial Officer of Seller, Paul Buffum, General Counsel to Seller, Kevin Levasseur, Executive Vice President and Chief Operating Officer of the Company, Wade Martin, Vice President of Operations of Seller, Suzanne Claus, Executive Vice President of Automotive Design of Seller, Richard Giancola, Corporate Controller of Seller, or Kerry McCallum, in each case, after reasonable inquiry of the individuals whom such Persons would ordinarily consult with when investigating the type of matter to which the representation or warranty relates in the ordinary course of performing their duties and obligations to Seller.

            "LATEST BALANCE SHEET" shall mean the audited consolidated balance sheet of Seller, on a consolidated basis, dated as of June 30, 2000.

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                                      -6-


            "LATEST BALANCE SHEET DATE" shall mean the date of the Latest Balance Sheet.

            "LAW" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

            "LETTER OF INTENT" shall mean the letter agreement among McCallum, the Company, Seller, Parent and Products dated April 17, 2001.

            "LENDERS" shall mean have the meaning set forth in Section 7.4.

            "LIABILITIES" shall have the meaning set forth in Section 12.2(e).

            "LIEN" shall mean any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, assessment, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

            "LOSS" or "LOSSES" shall mean any and all liabilities, losses, costs, claims, damages (including out-of-pocket consequential damages), penalties and expenses (including reasonable attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all reasonable attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

            "MAIN STREET" shall mean Main Street Textiles, L.P., a Delaware limited partnership, and its successors and assigns.

            "MATERIAL ADVERSE CHANGE" shall mean a change (or circumstance or event involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of the Company or the Automotive Business that has a Material Adverse Effect.

            "MATERIAL ADVERSE EFFECT" shall mean with respect to a Person an effect or circumstance that is or is reasonably likely to be materially adverse on either (i) the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of such Person or, with respect to the Company, the Automotive Business, or (ii) the ability of Seller, Parent or such Person to consummate the Transactions. Notwithstanding the foregoing, each of the parties hereto agrees that any such effect or circumstance that relates to the matters contemplated by any Section of this Agreement that does not have an effect upon the Company or Products that would reasonably be expected to result in a claim, Loss or obligation of an amount greater than $100,000 shall not constitute a Material Adverse Effect; provided, however, that in no event shall an effect or circumstance that affects the national economy or the automotive industry generally in substantially the manner and to substantially the extent that it affects the Automotive Business be deemed to be a Material Adverse Effect even if the same would otherwise qualify as such.

            "MATERIAL CONTRACT" shall mean a Contract that provides for or that would reasonably be expected to result in the relevant party thereto making payments in excess of $25,000 per year, for at least one year, or that would otherwise be reasonably expected to have a Material Adverse Effect if not performed by either party to such Contract.

            "MCCALLUM" shall have the meaning set forth in the recitals to this Agreement.

            "MERGER" shall have the meaning set forth in the recitals to this Agreement.

            "MERGER CONSIDERATION" shall have the meaning set forth in
Section 3.1(b).

            "MERGER SUB" shall have the meaning set forth in the recitals to this Agreement.

            "NON-COMPETE AGREEMENT" shall mean each of the non-compete agreements by and between Products and each of Kerry McCallum and Penny Richards substantially in the form attached hereto as EXHIBIT A.

            "NON-COMPETE PERIOD" shall have the meaning set forth in
Section 6.13.

            "PARENT" shall have the meaning set forth in the recitals to this Agreement.

            "PARENT DISCLOSURE DOCUMENTS" shall have the meaning set forth in
Section 5.6.

            "PBGC" shall have the meaning set forth in Section 4.17(f).

            "PENSION PLANS" shall have the meaning set forth in Section 4.17(a).

            "PERMITTED LIENS" shall mean any easements, covenants, restrictions, encroachments and similar encumbrances that do not materially interfere with, and do not materially adversely affect, the value or the use of the Real Property as used and improved as of the date of the Letter of Intent and as currently used and improved. "Permitted Liens" shall also include the right of the lessor in or to (i) any lease of assets or Real Property; (ii) any assets that are subject to a lease where the existence of the lease or the fact that the assets are leased is reflected in Schedule 1.2(P) of the Company Disclosure Schedule; and (iii) other Liens that are reflected on Schedule 1.2(P) of the Company Disclosure Schedule.

            "PERMITS" shall have the meaning set forth in Section 4.15.

            "PERSON" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

            "PRODUCT" shall have the meaning set forth in Section 4.21.

            "PRODUCT DAMAGE CLAIMS" shall have the meaning set forth in
Section 12.2(d).

            "PRODUCT WARRANTY CLAIMS" shall have the meaning set forth in
Section 12.2(c).

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                                      -8-


            "PRODUCTS" shall have the meaning set forth in the recitals to this Agreement.

            "PRODUCTS 401(K) PLAN" shall have the meaning set forth in
Section 6.15(c)(ii).

            "PRODUCTS INDEMNIFIED PARTIES" shall mean Products, Parent, Merger Sub and each of their Affiliates (including, after the Closing, the Company and its Subsidiaries), and their respective officers, directors, employees, members, managers, agents and representatives; provided that in no event shall Seller be deemed a Products Indemnified Party.

            "REAL PROPERTY" shall have the meaning set forth in Section 4.9.

            "REGISTRATION RIGHTS AGREEMENT" shall mean the registration rights agreement in the form attached hereto as EXHIBIT B to be entered into by and among Parent, Heartland, Seller and the B Investors, if any, named therein.

            "REGULATION D" shall have the meaning set forth in Section 4.26(a).

            "RELATED AGREEMENT" shall mean any Contract that is or is to be entered into at the Closing or otherwise pursuant to, or in connection with, this Agreement, including the Non-Compete Agreements, the Registration Rights Agreement, the Stockholders Agreement, the Supply Agreement and the Transition Services Agreement.

            "RESTRUCTURING" shall have the meaning set forth in Section 4.7(b).

            "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

            "SELLER" shall have the meaning set forth in the recitals to this Agreement.

            "SELLER FINANCIAL STATEMENTS" shall mean all of the following: (i) the audited consolidated financial statements of Seller as of June 30, 1999 and June 30, 2000, consisting of the consolidated balance sheets at such date and the related consolidated statements of earnings and retained earnings and cash flows for the year then ended and (ii) the unaudited consolidated financial statements of Seller as of March 31, 2000 and March 31, 2001, consisting of the consolidated balance sheets at each such date and the related consolidated statements of earnings and retained earnings and cash flows for the nine-month period then ended.

            "SELLER INDEMNIFIED PARTIES" shall mean Seller and each of its Affiliates (including, prior to the Closing, the Company), and their respective officers, directors, employees, members, managers, agents and representatives.

            "SELLER'S DEFINED BENEFIT PLAN" shall have the meaning set forth in
Section 6.15(c)(i).

            "SELLER'S 401(K) PLAN" shall have the meaning set forth in
Section 6.15(c)(i).

            "SELLER'S LOAN" shall mean the debt of Seller, as guaranteed by its Affiliates to the lenders pursuant to that certain Credit Agreement dated as of July 15, 1997, as amended.

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                                      -9-


            "SELLER'S RETIREMENT PLANS" shall have the meaning set forth in
Section 6.15(c)(i).

            "SHARES" shall have the meaning set forth in the recitals to this Agreement.

            "STOCKHOLDERS AGREEMENT" shall mean the stockholders agreement in the form attached hereto as EXHIBIT C by and among Parent, Heartland, Seller and the B Investors, if any, named therein.

            "STRADDLE PERIOD" shall mean any taxable period beginning on or before, and ending after, the Closing Date.

            "SUBSIDIARY" shall mean, with respect to a specified Person, any corporation, partnership or other entity in which the specified Person owns or controls, directly or indirectly, through one or more intermediaries, more than 50% of the stock or other interests having general voting power in the election of directors or Persons performing similar functions.

            "SUPPLY AGREEMENT" shall mean the Supply and Looms Agreement by and among Seller, Main Street and Products in form and substance mutually satisfactory to the parties.

            "SURVIVING CORPORATION" shall have the meaning set forth in
Section 2.1.

            "TAX BENEFITS" shall mean the amount of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, actually received.

            "TAX INDEMNITEE" shall have the meaning set forth in Section 6.11(k)(i).

            "TAX INDEMNITOR" shall have the meaning set forth in Section 6.11(k)(i).

            "TAX RETURN" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

            "TAXES" shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

            "TRANSACTIONS" shall mean the Merger and the other transactions contemplated by the Related Agreements.

            "TRANSITION SERVICES AGREEMENT" shall mean the Transition Services Agreement by and between Seller and Products in form and substance mutually satisfactory to the parties.

            "WAD" shall mean Western Avenue Dyers, L.P., a Delaware limited partnership.

            "WAD PURCHASE AGREEMENT" shall mean the Asset Purchase Agreement dated as of the date hereof by and among Products, WAD, Elkin McCallum, Kerry McCallum, Penny Richards and Tyng Textiles LLC.

            "WELFARE PLANS" shall have the meaning set forth in Section 4.17(a).

            "WORKING CAPITAL" shall mean at any time, (i) the consolidated trade accounts receivable (less reserve for doubtful accounts) and product inventory (less reserve for obsolescence) of the Company, as adjusted to reflect the Restructuring, less (ii) the consolidated accounts payable and accrued current liabilities not related to Indebtedness, automotive fabric quality claims reserve and premium freight reserve of the Company, in each case calculated on a basis consistent with the historical consolidated financial statements of Seller previously delivered to Parent and Products.

                                   ARTICLE II

                                   THE MERGER

            2.1 THE MERGER. On the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

            2.2 THE CLOSING. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York as promptly as practicable, but no later than two (2) Business Days following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX (other than conditions which by their nature are to be satisfied at Closing, but subject to those conditions) or at such other time, date or place as Products and Seller may agree. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

            2.3 EFFECTIVE TIME. If all the conditions set forth in Articles VII, VIII and IX shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article XI, the parties hereto shall cause a Certificate of Merger meeting the requirements of
Section 252 of the DGCL (a "CERTIFICATE OF MERGER") with respect to the Merger to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon in writing and designated in such filings as the effective time of the Merger (the "EFFECTIVE TIME").

            2.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

            2.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable Law.

                                   ARTICLE III

                        CONVERSION AND EXCHANGE OF SHARES

            3.1 CONVERSION OF SHARES. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

            (i) each Share held by the Company as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

            (ii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

            (iii) the Shares outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.1(a)(i) and subject to
      Section 3.1(b), be converted into an aggregate of 12,760,000 shares of Common Stock.

            (b) All Common Stock issued as provided in Section 3.1(a)(iii) shall be of the same class and shall have the same terms as the currently outstanding Common Stock. The shares of Common Stock to be received as consideration pursuant to the Merger with respect to Shares are referred to herein as the "MERGER CONSIDERATION." The number of shares of Common Stock received as the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or any like change with respect to the Common Stock occurring after the date hereof and prior to the Effective Time.

            (c) From and after the Effective Time, all Shares converted in accordance with Section 3.1(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 3.1(a)(ii).

            3.2 SURRENDER AND PAYMENT. At the Effective Time, Seller shall receive the Merger Consideration against surrender by Seller of the certificate(s) representing the Shares.

            3.3 REPAYMENT OF DEBT REPAYMENT AMOUNT. On the Closing Date, Parent will cause to be repaid the Debt Repayment Amount if required by the lenders of the Seller's Loan. The "DEBT REPAYMENT AMOUNT" shall mean the $90,000,000 (which amount shall include all principal, premium, interest, fees, charges, costs, expenses and other obligations, contingent or otherwise, relating thereto) for which the Company has indemnified Seller pursuant to the Restructuring.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                             SEllER AND THE COMPANY

            Seller, the Company and McCallum (but as to McCallum only with respect to those representations and warranties relating to McCallum) jointly and severally represent and warrant to each of Parent, Products and Merger Sub that, except as set forth in the corresponding section or subsection of the document entitled the "Company Disclosure Schedule" (the "COMPANY DISCLOSURE SCHEDULE"):

            4.1 DUE INCORPORATION. The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses and operations as they are now being owned, leased, operated and conducted. As of the date of this Agreement, the Company is licensed or qualified to do business and is in good standing as a foreign corporation in each of Massachusetts, Michigan and Texas and, as of the Closing Date, will be licensed or qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses and operations transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Material Adverse Effect. The States set forth on the Company Disclosure Schedule are the only jurisdictions in which the Company is, or will be as of the Closing Date, organized, or licensed or qualified to do business. The Company has no Subsidiaries and has no investment in and does not hold any other direct or indirect economic, voting or management interest in any Person or directly or beneficially own any security issued by any other Person. Accurate and complete copies of (i) the Certificate of Incorporation and Bylaws of the Company as currently in effect and (ii) the corporate books and records of the Company have been delivered to Products.

            4.2 DUE AUTHORIZATION. Each of the Company and Seller has full corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and Seller of this Agreement and the Related Agreements to which it is a party have been duly and validly approved by the board of directors and stockholders of each of the Company and Seller, and no other actions or proceedings on the part of the Company or Seller are necessary to authorize this Agreement, the Related Agreements to which it is a party or the transactions contemplated hereby and thereby. Each of the Company and Seller has duly and validly executed and delivered this Agreement and the Related Agreements to which it is a party. This Agreement constitutes, and the Related Agreements of the Company and Seller shall constitute (assuming, in each case, due execution and delivery by the other parties thereto), legal, valid and binding obligations of each of the Company, Seller and McCallum, as the case may be, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

            4.3   CONSENTS AND APPROVALS; AUTHORITY RELATIVE TO THIS AGREEMENT.
(a) Schedule 4.3(a) of the Company Disclosure Schedule sets forth all the consents, authorizations and approvals of, or filings and registrations with, any Governmental Authority or any other Person not a party to this Agreement that are necessary in connection with the execution, delivery and performance by the Company or Seller of this Agreement or the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby and identifies which of such consents, authorizations, approvals, filings and registrations will be conditions to the obligations of Parent, Products and Merger Sub under Section 8.3 hereof under the heading "Condition Consents" and which are not conditions to the obligations of Parent, Products and Merger Sub under the heading "Non-Condition Consents." The failure to obtain any such consent, authorization, approval, filing and registration listed under the heading "Non-Condition Consents" would not have, individually or in the aggregate, a Material Adverse Effect.

            (b) The execution, delivery and performance by the Company or Seller of this Agreement and the Related Agreements to which it is a party do not and will not: (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller or the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Material Contract to which Seller or the Company is a party or by which Seller or the Company or any of their assets or properties are bound; (iii) permit the acceleration of the maturity of any Indebtedness of the Company or Indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of any of, or cause the dissolution of Seller or the Company pursuant to, the Certificate of Incorporation or Bylaws of Seller or the Company.

            4.4 CAPITALIZATION OF THE COMPANY. (a) The authorized capital stock of the Company consists of 20 shares of Class A Common Stock, $1 par value, and 2,980 shares of Class B Common Stock, $1 par value, of which 10 shares of Class A Common Stock and 90 shares of Class B Common Stock have been duly authorized and validly issued in compliance with the terms and conditions of the Certificate of Incorporation and Bylaws of the Company and in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. The legal and beneficial and record ownership of the Shares is accurately set forth on the Company Disclosure Schedule. The Shares are fully paid and nonassessable and are not subject to preemptive rights. There are no shares of capital stock of the Company currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

            (b) Except as set forth in clause (a) there is no stock or other securities (whether or not such securities have voting rights) of the Company issued or outstanding or any subscriptions, options, warrants, puts, calls, rights, convertible securities or other agreements or commitments of any character obligating Seller, the Company or any of their respective Affiliates to issue, transfer or sell, or cause the issuance, transfer or sale of, any stock or other securities (whether or not such securities have voting rights) of the Company. There are no outstanding contractual rights or obligations of any Person that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any stock or other securities of the Company, or the management or operation of the Company, including rights of first refusal, rights of first offer, "drag along" rights or "tag along" rights. Accurate and complete copies of any agreement relating to any such arrangement have previously been provided to Products. Except for Seller's rights as the record and beneficial owner of the Shares, no Person has any right to participate in, or receive any payment based (including payments pursuant to this Agreement or any Related Agreement) on any amount relating to, or arising in connection with, the revenue, income, value or net worth of the Company or any component or portion thereof, or any current or former ownership of Shares, or any current or former ownership of the Company or Seller, or any increase or decrease in any of the foregoing.

            (c) The Shares owned by Seller are owned free and clear of any and all Liens.

            4.5 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES; OTHER DOCUMENTS. (a) Accurate and complete copies of the Seller Financial Statements have previously been provided to Products. The Seller Financial Statements consistently and fairly present the consolidated financial position, assets and liabilities of Seller as of the dates thereof and the consolidated revenues, expenses and results of operations of Seller for the periods covered thereby, in each case in accordance with GAAP. The Seller Financial Statements have been prepared in accordance with the books and records of Seller. The Seller Financial Statements do not reflect any transactions which are not bona fide transactions other than sales between Seller and Seller's Affiliates and between Seller's Affiliates. The Seller Financial Statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

            (b) Except as reflected in the Latest Balance Sheet, the Company has no liabilities, Indebtedness or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than accrued expenses incurred in the ordinary course of business since the Latest Balance Sheet Date. At the Effective Time, the Company will have no Indebtedness whatsoever and no liability, Indebtedness or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, except for the Debt Repayment Amount. As of the Effective Time, the Debt Repayment Amount will not exceed $90,000,000.

            4.6 NO MATERIAL ADVERSE EFFECTS; NO MATERIAL ADVERSE CHANGE. Since the Latest Balance Sheet Date, the Company and Seller have conducted the Automotive Business in the ordinary course consistent with past practices of the Automotive Business and the Company and Seller (with respect to the Automotive Business) have not:

            (a) suffered any Material Adverse Change (provided that for the purpose of this Section 4.6(a), $250,000 in the aggregate shall be substituted for $100,000 individually in the definition of "Material Adverse Effect");

            (b) suffered any damage, destruction or Loss to any of their assets or properties (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that for the purpose of this Section 4.6(b), $250,000 in the aggregate shall be substituted for $100,000 individually in the definition of "Material Adverse Effect");

            (c) taken any action or failed to take any action, or made any expenditure or failed to make any expenditure, or entered into or authorized any Material Contract or transaction, other than in the ordinary course of business and consistent with past practice and other than pursuant to the Restructuring;

            (d) except for the Restructuring, sold, transferred, conveyed, assigned or otherwise disposed of any material assets or properties related to the Automotive Business (other than the Excluded Assets), except sales of inventory in the ordinary course of business and consistent with past practice;

            (e) waived, released or canceled any claims against third parties or debts owing to them, or any rights which have any value and which relate to the Automotive Business, other than in the ordinary course of business and consistent with past practice pursuant to Contracts which are not Material Contracts with Persons that are not Affiliates of Seller;

            (f) made any changes in their accounting systems, policies, principles or practices related to the Automotive Business;

            (g) except for the transfer from Seller to the Company of the property and other assets comprising the Automotive Business in connection with the Restructuring, entered into, authorized or permitted any transaction with Seller or any Affiliate of Seller from the Latest Balance Sheet Date through to the Closing Date;

            (h) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any Shares or any other securities of the Company, or amended any of the terms of any Shares or such other securities;

            (i) split, combined or reclassified any Shares (or any other securities of the Company), declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Shares (or any other securities of the Company), or redeemed or otherwise acquired any Shares (or any other securities of the Company);

            (j) other than pursuant to the Restructuring, with respect to the Company, made any borrowings, incurred any Indebtedness, or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, indi-rectly or contingently) for the obligations or Indebtedness of any other Person, or made any payment or repayment in respect of any obligations or Indebtedness (other than accrued expenses in the ordinary course of business and consistent with past practice);

            (k) with respect to the Company, made any loans, advances or capital contributions to, or investments in, any other Person;

            (l) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of the Continuing Employees, or increased in any manner the compensation or fringe benefits of any Continuing Employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

            (m) except in connection with the Restructuring, acquired or leased any assets outside the ordinary course of business or any assets which are material to the Company or made any property subject to any Lien other than a Permitted Lien;

            (n) except in connection with the Restructuring, authorized or made any capital expenditures which individually or in the aggregate are in excess of $100,000;

            (o) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

            (p) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its officers, members, managers, employees or agents; or

            (q) except in connection with the Restructuring, terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Material Contract.

            4.7 TITLE TO PROPERTIES; RESTRUCTURING. (a) Other than those assets, properties and rights which are Excluded Assets or which have been acquired or disposed of in the ordinary course of business and consistent with past practice, the Company has, or at and as of the Closing Date will have, good and marketable title to, and is or will be, as the case may be, the lawful owner of, all of the tangible and intangible assets, properties and rights used in the Automotive Business during the year ended December 31, 2000, and thereafter, in all cases free and clear of all Liens other than Permitted Liens.

            (b) Prior to the Closing Date, Seller will, and will cause each of its Affiliates (other than Main Street and WAD) to, transfer and assign to the Company all of the respective properties and assets owned by it (other than those assets and properties that are the Excluded Assets or that have been disposed of in the ordinary course of business and consistent with past practices) that are used in the Automotive Business as conducted by it during the year ended December 31, 2000, and thereafter, and those liabilities associated with such assets as set forth on the Company Disclosure Schedule (the "RESTRUCTURING"). The Company Disclosure Schedule sets forth a complete and accurate description of each such transfer undertaken or to be undertaken prior to the Closing Date in connection with the Restructuring. Included in the transfers which constitute the Restructuring are all operating and capital leases of equipment (other than those operating and capital leases of equipment which are Excluded Assets) used in the Automotive Business but only to the extent that at least twelve months of the related operating or capital lease, as the case may be, expense have been reflected in Seller's consolidated statement of earnings for the year ended December 31, 2000.

            4.8 CONDITION AND SUFFICIENCY OF ASSETS. The Company owns or leases, or at and as of the Effective Time will own or lease, all assets and rights (other than those assets and rights which are Excluded Assets) used for the continued conduct of the Company's business and operations as conducted during the year ended December 31, 2000, and thereafter (including, without limitation, those assets used for the continued conduct of the Automotive Business). All of the tangible assets, properties and rights of the Company or which are used in the Automotive Business, whether real or personal, owned or leased (with respect to leased property, during the term of lease therefor), have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof.

            4.9 REAL PROPERTY. The Company Disclosure Schedule sets forth an accurate and complete list of all real property owned or leased (as lessor or lessee) by the Company or used in the Automotive Business (other than the real property located at 19-27 Jackson Street in Lowell, Massachusetts and in Hickory, North Carolina, which were used by Seller in the Automotive Business conducted by Seller for itself and for the Company but which are Excluded Assets) and sets forth in the case of owned real property, the address and owner of each parcel and in the case of leased real property, the landlord and tenant for such lease. Accurate and complete copies of each deed and lease related to such real property have previously been provided to Products. With respect to the real property used in the business and operations of the Automotive Business (the "REAL PROPERTY"):

            (a) the activities carried on by Seller or any of its Subsidiaries in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning, building, environmental or health regulations or ordinance or any other similar Law; or

            (b) neither Seller nor any of its Subsidiaries has used, deposited, stored or located at, on, under or beneath any Real Property or portion thereof any Hazardous Material, including, without limitation any asbestos, asbestos-containing materials, PCB compounds or other pollutants or contaminants, except as would not reasonably be expected to give rise to a material liability of the Company.

            4.10 PERSONAL PROPERTY. The Company Disclosure Schedule sets forth an accurate and complete list of all of the tangible personal property owned by the Company or used in the Automotive Business (other than the Excluded Assets) having an original acquisition cost of $10,000 or more for each such item or group of related or similar items. The Company Disclosure Schedule also sets forth all Contracts that are leases of personal property binding upon the Company or any of its assets or properties, and all items of personal property covered thereby. All of such tangible personal property is presently utilized by the Company or in the Automotive Business in the ordinary course of business.

            4.11 INVENTORY. Section 4.11 of the Company Disclosure Schedule sets forth an itemized list of all inventories of the Company pro forma for the Restructuring as of June 30, 2001 and all reserves in connection therewith as of such date; and all such inventories of the Company are of good, usable and merchantable quality subject to such reserves. The net value of such inventories does not include the value of any obsolete, irregular or discontinued items. Since June 30, 2001, no inventory items have been sold or disposed of except through sales in the ordinary course of business and at gross margins consistent with past practice.

            4.12 ACCOUNTS RECEIVABLE; ENGINEERING AND DEVELOPMENT. (a) All accounts, notes receivable and other receivables (other than receivables collected since the Latest Balance Sheet Date) reflected on the Latest Balance Sheet were, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts and other allowances recorded on the Latest Balance Sheet or established in the ordinary course thereafter. All accounts, notes receivable and other receivables arising out of or relating to the business and operations of the Company as of the Latest Balance Sheet Date were included in the Latest Balance Sheet in accordance with GAAP.

            (b) The Company has no capitalized engineering and development expenses.

            4.13 INTELLECTUAL PROPERTY. The Company Disclosure Schedule sets forth an accurate and complete list of all the Company Intellectual Property and all Intellectual Property used by the Company in the conduct of its business and operations as of the date hereof and all Intellectual Property used in connection with the Automotive Business (including the identity of the licensee thereof). With respect to such Intellectual Property and such Company Intellectual Property:

            (a) all of the Company Intellectual Property is owned by the Company free and clear of all Liens, and is not subject to any license, royalty or other agreement, and the Company has not granted any license or agreed to pay or receive any royalty in respect of any Company Intellectual Property and all applicable fees relating thereto have been paid timely;

            (b) except for the Company Intellectual Property, all of the Intellectual Property used by the Company or in the Automotive Business is the subject of a valid license, and all royalties and other fees to be paid by the Company with respect to such licenses are set forth on the Company Disclosure Schedule;

            (c) no Intellectual Property has been or is the subject of any pending or, to the Knowledge of Seller, threatened litigation or claim of infringement or misappropriation in the United States or any foreign country, and the Company owns or possesses adequate rights for the remainder of the normal term of protection under Law of such Company Intellectual Property to preclude any infringement;

            (d) to the Knowledge of Seller, no Person is misappropriating or infringing the rights of the Company with respect to the Intellectual Property;

            (e) to the Knowledge of Seller, no party to any license or royalty agreement to which the Company is a party is in breach or default, and no written notice of termination has been given or is threatened;

            (f) to the Knowledge of Seller, the Automotive Business as now conducted by Seller and the Company does not infringe on or misappropriate any intellectual property or confidential or proprietary rights of any other Person in the United States or in any foreign country in which the Company has operated prior to the Closing Date, and the Company has not received any notice contesting its right to use any Intellectual Property; and

            (g) the Company owns or possesses adequate rights in and to all Intellectual Property necessary to conduct its business and operations (including, without limitation, the Automotive Business) as presently conducted.

            4.14 CONTRACTS; NO DEFAULT OR VIOLATIONS. (a) The Company Disclosure Schedule sets forth an accurate and complete list of all the Contracts of the following types to which the Company is a party or by which it is bound, or to which any of the Company's assets or properties or the Automotive Business is subject:

            (i) any collective bargaining agreement, as well as any document modifying, terminating or extending such agreement and any letters of understanding or side agreements with respect to such agreement, in each case whether oral or written;

            (ii) any Material Contract with any Continuing Employee or any of its Affiliates, or any Contract or other arrangement of any kind with Seller or any Affiliate of Seller;

            (iii) any Material Contract with a sales representative, manufacturer's representative, promoter, producer, sponsor, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Material Contract to act as one of the foregoing on behalf of any Person; any Contract of any nature which involves the payment or series of payments or receipt of cash or other property, an unperformed commitment, or goods or services, or any combination thereof having a value in excess of $25,000; any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

            (iv) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of Real Property or personal property, loan commitment or other Contract or financing statements relating to Indebtedness, the borrowing of funds, an extension of credit or financing;

            (v) any Contract involving a partnership, joint venture or other cooperative undertaking in which the Company is a partner, joint venturer or the like;

            (vi) any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company or any Continuing Employee;

            (vii) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for, or on behalf of, the Company, or the Company is granted the authority to act for, or on behalf of, any Person;

            (viii) any Material Contract for which the full performance thereof may extend beyond sixty (60) days from the Closing Date;

            (ix) any Material Contract (other than this Agreement and the Related Agreements) not made in the ordinary course of business which is to be performed in whole or in part at or after the Closing Date;

            (x) any Contract (other than this Agreement and the Related Agreements), whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest to the Company, or any acquisition or disposition of all or substantially all of the assets of the Company, or any acquisition or disposition of any Subsidiary, division or line of business or any other acquisition or disposition of property or assets comprising the Automotive Business;

            (xi) any Material Contract containing an option to purchase or sell any property, real or personal, tangible or intangible, or containing any right of first refusal to acquire or sell any such property;

            (xii) any Material Contract involving the licensing of any Intellectual Property from any third party and any Contract involving the licensing of Company Intellectual Property by the Company to any third party; and

            (xiii) any Contract not specified above that is a Material Contract.

            (b) Seller or the Company has delivered or made available to Products accurate and complete copies of each Contract listed on the Company Disclosure Schedule, and the Company Disclosure Schedule contains a written description of each oral arrangement of the kind listed. (i) All such Contracts and arrangements between the Company, on the one hand, and the Company's
Affili-
ates or Seller or any Affiliate of Seller, on the other hand, are on terms that are no less favorable to the Company than the terms that could have been obtained as of the date of such Contract from an unrelated third party; (ii) all such Contracts are valid and enforceable obligations of the Company and, to the Knowledge of Seller, each other party thereto and are not subject to termination as a result of the Transactions provided that required consents to or approvals of the Merger listed on Schedule 4.3(b) of the Company Disclosure Schedule are received; and (iii) neither Seller nor the Company has received any notice of default or termination (or threatened termination) with respect to any such Contract.

            (c) The Company has not breached any provision of, nor is in default under the terms of, its Certificate of Incorporation or Bylaws (or other applicable organizational documents) or any Contract to which it is a party or under which it has any rights or by which it or any of its assets or properties is bound, and, to the Knowledge of Seller, no other party to any such Contract has breached such Contract or is in default (with or without notice or the passage of time, or both) thereunder.

            (d) The Company is, and Seller and its other Subsidiaries in the conduct of the Automotive Business are, in compliance with, and no violation exists under, any and all applicable Laws except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (e) No written notice from any Governmental Authority has been received by the Company or Seller or any of its other Subsidiaries in the context of the Automotive Business, claiming any violation, of any Law (including any building, zoning or other ordinance), which claimed violation, and any related liability (contingent or otherwise) has not been corrected prior to the date of this Agreement, or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

            4.15 PERMITS. The Company Disclosure Schedule sets forth an accurate and complete list of all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (together, the "PERMITS"), other than Permits that are Excluded Assets, that are held by the Company or that relate to the Automotive Business and are held by Seller or any of its other Subsidiaries. At and as of the Effective Time, the Company will hold all Permits, whether federal, state, local or foreign, that are necessary for the lawful operation of the businesses of the Company as presently conducted (including, without limitation, in connection with the Automotive Business), except where the failure to hold or maintain any such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            4.16 INSURANCE. (a) The Company Disclosure Schedule sets forth an accurate and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business), and Seller or the Company has previously delivered to Products an accurate and complete copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy, except with respect to any such cancellation or termination that would not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient for compliance with all requirements of Law and compliance with all Material Contracts to which Seller or the Company is a party and which relate to the property or assets of the Company or the Automotive Business, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Company (including, without limitation, with the Automotive Business). Neither Seller nor the Company has been refused any insurance with respect to the assets or operations of the Company or the Automotive Business, and their coverage has not been limited by any insurance carrier to which any of them has applied for any such insurance or with which any of them has carried insurance during the last three (3) years.

            (b) The Company Disclosure Schedule sets forth an accurate and complete list of all claims which have been made by Seller or the Company in the last three (3) years under any workers' compensation, general liability, property or other insurance policy applicable to the Company or any of its properties or the Automotive Business. There are no pending or, to the Knowledge of Seller, threatened claims under any insurance policy. Such claim information includes all available information with respect to each accident, loss, or other event, including (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date; and (iv) the amounts paid or expected to be paid or recovered.

            4.17 EMPLOYEE BENEFIT PLANS; ERISA. (a) The Company Disclosure Schedule sets forth an accurate and complete list of all "employee pension benefit plans" as defined in Section 3(2) of ERISA ("PENSION PLANS"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("WELFARE PLANS") and stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans, employment or consulting agreements, and all other employee benefit plans, programs, policies or arrangements, covering Automotive Business Employees (or former employees), maintained or contributed to by the Company or any of its ERISA Affiliates (as hereinafter defined) on behalf of Automotive Business Employees, or to which the Company contributes or is obligated to make payments thereunder (collectively, the "EMPLOYEE BENEFIT PLANS"). For purposes of this Agreement, "ERISA AFFILIATE" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in
Section 414(b), (c), (m), (o) or (t) of the Code including the Company.

            (b) The Company and each of the Pension Plans and Welfare Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws in connection with the Employee Benefit Plans.

            (c) All contributions to, and payments from, the Pension Plans that are required to have been made in accordance with the Pension Plans have been timely made.

            (d) Any Pension Plans intended to qualify under Section 401 of the Code have been determined by the IRS to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

            (e) Each Pension Plan that is not qualified under Code Section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Company is allocated to or held in a "rabbi trust" or similar funding vehicle.

            (f) There are (i) no investigations pending by any governmental entity (including the Pension Benefit Guaranty Corporation (the "PBGC")) involving the Pension Plans or Welfare Plans, and (ii) no pending or, to the Knowledge of Seller, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Plan or Welfare Plan, against the assets of any of the trusts under any Pension Plan or Welfare Plan or against any fiduciary of any Pension Plan or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, nor, to the Knowledge of Seller, are there any facts that would give rise to any material liability.

            (g) None of the Company or any Automotive Business Employee, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a material tax or penalty on the Company under Section 4975 of the Code or Section 502(i) of ERISA.

            (h)   With respect to any employee benefit pension plan subject to
Section 412 of the Code or Section 302 of ERISA maintained by the Company or an ERISA Affiliate with respect to the Automotive Business Employees: (i) all contributions required to be made by the Company or any ERISA Affiliate under
Section 302 of ERISA and Section 412 of the Code have been timely made, (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code, and (iii) no such plan has incurred an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year.

            (i) No employee benefit pension plan subject to Title IV of ERISA maintained by the Company or an ERISA Affiliate has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the thirty (30) day notice requirement has not been waived by the PBGC.

            (j) Neither the Company nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, liability under Title IV of ERISA with respect to the Employee Benefit Plans.

            (k)   No Pension Plan is a "multiemployer plan" as defined in
Section 3(37) of ERISA.

            (l) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Products: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans,

(iii) the most recent Forms 5500, if applicable, (iv) the most recent IRS determination letter, if applicable, and (v) the most recent actuarial report or valuation with respect to each Pension Plan subject to Title IV of ERISA.

            (m) None of the Welfare Plans maintained by the Company with respect to the Automotive Business Employees provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA"), or except at the expense of the participant or the participant's beneficiary. The Company and any ERISA Affiliates which maintain a "group health plan" within the meaning of
Section 5000(b)(1) of the Code have complied in all material respects with the COBRA notice and continuation requirements.

            (n) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is in rehabilitation or a comparable proceeding.

            (o) As of the Closing, the Company and any entity with which the Company could be considered a single employer under 29 U.S.C. Section 2101(a)(1) or under any relevant case law, has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time.

            (p) Except pursuant to Section 6.15(c) hereof, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company.

            (q) The consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

            (r) The Company does not maintain or contribute to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States.

            4.18 EMPLOYMENT AND LABOR MATTERS. (a) The Company has no employment contract or consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). The Company Disclosure Schedule sets forth an accurate and complete list of all Automotive Business Employees and their respective positions.

            (b) Neither Seller nor any of its Subsidiaries (i) has ever been or is now subject to a union organizing effort with respect to Automotive Business Employees, (ii) is subject to any collective bargaining agreement with respect to any of the Automotive Business Employees, (iii) is currently negotiating any collective bargaining agreement, mid-term bargaining agreement, effects bargaining agreement or plant closure agreement with respect to any of the Automotive Business Employees, (iv) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization with respect to Automotive Business Employees, or (v) has current labor disputes relating to the Automotive Business Employees. Seller and its Subsidiaries have good labor relations and, to the Knowledge of Seller, there are no facts indicating that the consummation of the transactions contemplated hereby will have a Material Adverse Effect on such labor relations, and, to the Knowledge of Seller, no Continuing Employee intends to leave its employ as of the date of this Agreement.

            (c) Seller and each of its Subsidiaries is in compliance with all Contracts relating to employment, employment practices, wages, hours and terms and conditions of employment of the Automotive Business Employees. Seller and each of its Subsidiaries is in compliance with all applicable Laws with respect to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

            4.19 CAPITAL IMPROVEMENTS. The Company Disclosure Schedule sets forth an accurate and complete list of all capital improvements or purchases or other capital expenditures of the Company that have not been completed prior to the date hereof, and also sets forth the cost and expense reasonably estimated to complete such work and purchases.

            4.20 TAXES. (a) All federal, state, local and foreign income, corporation and other Tax Returns have been timely filed by or for Seller or the Company or are subject to a valid extension of the filing date for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings, and all other Taxes of such entities, have been timely paid. Each such Tax Return and filing is accurate and complete in all material respects. The Company Disclosure Schedule sets forth an accurate and complete list of such Tax Returns filed by the Company at any time after January 1, 1998; a copy of each such Tax Return has previously been provided to Products. Neither Seller nor the Company currently has or will have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed, other than (i) as reflected as liabilities on the Seller Financial Statements as of the Latest Balance Sheet; or (ii) since the Latest Balance Sheet Date, as have arisen in the ordinary course of business consistent with past practice.

            (b) No material Tax Return of Seller or the Company is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by Seller or the Company. The Company Disclosure Schedule sets forth an accurate and complete list of all Tax audits of Seller or the Company completed at any time after January 1, 1998 and an accurate and complete description in reasonable detail of any Tax audit or Tax claim with respect to Seller or the Company that was initiated but not completed in that time. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith and described on the Company Disclosure Schedule.

            (c) All Taxes that Seller or the Company is required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of Automotive

Business Employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by Seller or the Company prior to the date hereof have been filed (and prior to the Closing Date will have been filed), and all statements required to be furnished to payees by Seller or the Company prior to the date hereof have been furnished (and prior to the Closing Date will have been furnished) to such payees, and the information set forth on such information returns and statements is accurate and complete in all material respects. The Company Disclosure Schedule sets forth an accurate and complete description in reasonable detail of any Tax consulting services provided to or for the benefit of the Company at any time since January 1, 1998. The Company has engaged no independent contractors.

            (d) Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

            4.21 PRODUCT CLAIMS. The Company Disclosure Schedule sets forth an accurate and complete list of all notices, demands, claims, actions, notices of violation or investigation or classes of claims or lawsuits involving any product manufactured, produced, distributed or sold by or on behalf of the Automotive Business (a "PRODUCT") that are pending or, to the Knowledge of Seller, threatened by or on behalf of any Governmental Authority or any direct or indirect purchaser of any Product resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn or from any breach of express or implied specifications or warranties or representations. There has not been, nor is there under consideration or investigation by Seller or the Company, any recall, rework, retrofit or post-sale warning concerning any Product or, to the Knowledge of Seller, any recall conducted by or on behalf of any entity involving any Product.

            4.22 ENVIRONMENTAL MATTERS. (a) (i) Seller and the Company are in compliance in all material respects with all Environmental Laws applicable to the properties, assets and businesses of the Company and the Automotive Business and possess and comply in all material respects with all Environmental Permits required under such Environmental Laws, and (ii) there are no present or past events, conditions or circumstances, practices or plans that have been asserted in writing to have violated any Environmental Law and have not been corrected, and any related liability (contingent or otherwise) resolved, prior to the date of this Agreement or that would reasonably be expected to materially increase the burden on the Company of complying with Environmental Laws or of obtaining, renewing or complying with all Environmental Permits required under Environmental Laws in order to conduct the business of the Company and the Automotive Business as currently conducted;

            (b) (i) Neither Seller nor the Company has received any Environmental Claim and (ii) there is no pending or, to the Knowledge of Seller, threatened Environmental Claim against Seller or the Company or any Environmental Claim pending or, to the Knowledge of Seller, threatened against any entity for which the Company may be liable;

            (c) There are no Hazardous Materials or other conditions at, under or emanating from any property or facility owned, leased or operated by Seller in connection with the Automotive Business or by the Company now or in the past that would reasonably be expected to give rise to a material Environmental Claim against or material liability of the Company;

            (d) (i) No property owned, leased or operated by Seller in connection with the Automotive Business or by the Company is (A) listed or proposed for listing on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") or (B) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated under CERCLA or (C) listed on any comparable list promulgated or published by any Governmental Authority (including, without limitation, any such list relating to gasoline or petroleum or oil), and (ii) no Lien has been recorded under any Environmental Law with respect to any property, facility or asset owned, leased or operated by Seller in connection with the Automotive Business or by the Company;

            (e) The Company has not assumed, contractually or by operation of Law, any liabilities or obligations of any third party under any Environmental Law;

            (f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the exercise by Parent and Products of rights to own and operate the business of the Company as currently conducted (i) will not affect the validity or require the transfer of any Environmental Permits held by the Company under any Environmental Law and
(ii) will not require any notification, disclosure, registration, reporting, filing or investigatory, remedial, removal or other response action under any Environmental Law; and

            (g) The Company Disclosure Schedule sets forth an accurate and complete list of all Environmental Reports in the possession or control of Seller or the Company which relate to the Company or the Automotive Business. A copy of each such Environmental Report has previously been provided or made available to Products.

            4.23 LITIGATION. (a) There are no actions, suits, claims, notices of potential claims, requests for accommodation, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Seller, threatened against or affecting the Automotive Business or the Company, or any of its officers, directors, employees, managers, or agents in their capacity as such, or any of its properties, rights, assets or businesses, and there are no facts or circumstances which would reasonably be expected to give rise to any of the foregoing. Any proceeding pending or, to the Knowledge of Seller, threatened against the Automotive Business or the Company is fully covered by insurance policies (or other indemnification agreements with third parties) and is being defended by the insurers (or such third parties), subject to such deductibles as are set forth in the Company Disclosure Schedule. The Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which it has any continuing obligation.

            (b) There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened by or against the Automotive Business or the Company, any of its officers, directors, employees, managers or agents or Seller with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and

Seller has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

            4.24 NO CONFLICT OF INTEREST. Neither Seller nor any of its Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property, rights or assets (other than the Excluded Assets) used in the business of the Company (including, without limitation, the Automotive Business), except in the case of Seller as record and beneficial owner of the Shares.

            4.25 BANK ACCOUNTS. The Company Disclosure Schedule sets forth a complete and accurate list of the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

            4.26 ADDITIONAL REPRESENTATIONS AND WARRANTIES BY SELLER. (a) Seller hereby acknowledges that Parent and Products each intend the offer and issuance of the Common Stock representing the Merger Consideration to Seller to be exempt from registration under the Securities Act and applicable state securities laws by virtue of: (i) the status of Seller as an Accredited Investor; and (ii) Regulation D promulgated under Section 4(2) of the Securities Act ("REGULATION D").

            (b)   Seller hereby represents and warrants that:

            (i)   it is an Accredited Investor;

            (ii) it shall acquire the Common Stock for its own account and not with a view to or for sale in connection with any "sale," "offer for sale," "offer to sell," "offer" or "distribution" thereof within the meaning of the Securities Act;

            (iii) it has sufficient knowledge and experience in financial, tax and business matters to enable it to evaluate the merits and risks of investment in the Common Stock; and it has the ability to bear the economic risk of acquiring the Common Stock; and

            (iv) it has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Common Stock; and it has had an opportunity to ask questions of, and receive information and answers from, Parent and Products concerning Parent, Products and the Common Stock, and to assess and evaluate any information supplied to Seller. All questions concerning Parent, Products and the Common Stock have been answered and all such information has been provided to the full satisfaction of Seller.

            (c)   Seller hereby acknowledges that:

            (i) this Agreement, the Related Agreements and the transactions contemplated hereby and thereby involve complex tax and legal consequences for Seller, and Seller is relying solely on the advice of its own tax and legal advisors to evaluate such consequences;

            (ii) none of Parent, Products or Merger Sub has made (or shall be deemed to have made) any representations or warranties concerning the tax or legal consequences of such transaction to Seller;

            (iii) the Common Stock is not, and, subject to the Registration Rights Agreement, will not be, registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom; and

            (iv) the certificates representing the unregistered Common Stock to be delivered at the Closing shall bear substantially the following legend:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the Company to the effect that such registration is not required."

            4.27 BROKERS. Neither Seller nor the Company has used any broker or finder in connection with the transactions contemplated hereby, and none of Parent, Products or Merger Sub or any Affiliate of Parent, Products or Merger Sub has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by Seller or the Company in connection with this Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby.

            4.28 IMPOSITION OF CERTAIN LIABILITY. Neither Seller nor the Company has at any time taken any action or failed to take any action as a result of which the Company has lost or will lose limited liability associated with the status of the Company as a corporation.

            4.29 CUSTOMERS AND SUPPLIERS. Since January 1, 2000, none of the top five customers of or top ten suppliers (including subcontractors thereof) to the Automotive Business or the Company, in each case measured by dollar volume for the twelve months ended as of December 31, 2000, has (i) notified Seller or any Subsidiary of Seller that it intends to discontinue its relationship with the Company or the Automotive Business, (ii) notified Seller or any Subsidiary of Seller that it intends to reduce its trading with or provision of supplies to the Company or the Automotive Business, or (iii) materially changed the terms on which it is prepared to purchase from, trade with or supply the Company or the Automotive Business. The Company Disclosure Schedule sets forth an accurate and complete list of each Material Contract with the customers and suppliers of the Automotive Business or the Company. Copies of each such Material Contract and of each standard business agreement (i.e., purchase orders, invoices and the like) used in the Automotive Business or by the Company have previously been provided or made available to Products.

            4.30 COMPANY DISCLOSURE SCHEDULE. Seller has previously provided or made available, or caused the Company to provide or make available, to Products accurate and complete copies of each document listed or referred to on the Company Disclosure Schedule.

                                    ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF PARENT, PRODUCTS AND MERGER SUB

            Each of Parent, Products and Merger Sub jointly and severally represents and warrants to Seller that:

            5.1 EXISTENCE AND POWER. Each of Parent, Products and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to conduct its business and operations as they are now being owned, leased, operated and conducted.

            5.2 DUE AUTHORIZATION. Each of Parent, Products and Merger Sub has full power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent, Products and Merger Sub of this Agreement and the Related Agreements to which it is a party have been duly and validly approved by the board of directors of each of Parent, Products and Merger Sub and by the stockholders of Merger Sub, and no other actions or proceedings on the part of Parent, Products or Merger Sub are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Each of Parent, Products and Merger Sub has duly and validly executed and delivered this Agreement and the Related Agreements to which it is a party. This Agreement and each such Related Agreement constitute (assuming, in each case, due execution and delivery by the other parties thereto) legal, valid and binding obligations of Parent, Products or Merger Sub, as the case may be, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

            5.3 CONSENTS AND APPROVALS; AUTHORITY RELATIVE TO THIS AGREEMENT. Except for the approval of the listing on the New York Stock Exchange of the Common Stock representing the Merger Consideration, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Parent, Products or Merger Sub of this Agreement or the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

            5.4 NO VIOLATION OF OTHER INSTRUMENTS OR LAWS. The execution, delivery and performance by each of Parent, Products and Merger Sub of this Agreement and the Related Agreements to which it is a party do not and will not
(a) violate, breach or constitute any material event of default, or result in the acceleration of any material obligation, under any Material Contract, order, writ, injunction, arbitration award, judgment or decree to which Parent, Products or Merger Sub is a party or by which it is bound; or (b) violate any Law.

            5.5 MERGER CONSIDERATION. The shares of Common Stock that constitute the Merger Consideration, when issued and delivered to Seller in accordance with the terms and condi-tions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Liens arising out of Seller's ownership of such shares of Common Stock).

            5.6 PARENT DISCLOSURE DOCUMENTS. Parent has made available to Seller true, correct and complete copies of its annual report on Form 10-K for the year ended December 31, 2000, each quarterly report on Form 10-Q since that date and each report on Form 8-K since that date, if any (collectively, the "PARENT DISCLOSURE DOCUMENTS"). Except as reflected in any subsequent amendment or supplement to a Parent Disclosure Document, no Parent Disclosure Document at the date on which such document was filed contained any misstatements of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

            5.7 BROKERS. None of Parent, Products or Merger Sub has used any broker or finder in connection with the transactions contemplated hereby, and neither Seller nor any Affiliate of Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by Parent, Products or Merger Sub in connection with this Agreement, the Related Agreements, or any of the transactions contemplated hereby or thereby.

                                   ARTICLE VI

                                    COVENANTS

            Each party hereto covenants and agrees, to the extent applicable to such party, that, except as set forth in the corresponding section or subsection of the Company Disclosure Schedule:

            6.1 IMPLEMENTING AGREEMENT. On the terms and subject to the conditions hereof, from and after the date hereof, (a) each party hereto shall use its commercially reasonable efforts (i) to take all action required of it to fulfill its obligations under the terms of this Agreement and the Related Agreements to which it is a party, and (ii) to facilitate the consummation of the transactions contemplated hereby and thereby, and (b) no party hereto shall take or fail to take any actions which would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Seller hereby agrees that Seller shall not sell, transfer or otherwise dispose of any Shares or grant a Lien upon any Shares (and shall not agree to do the foregoing). Each party hereto agrees that it shall not, directly or indirectly, take any other action (or refrain from taking any other action) that would have the effect of preventing or disabling such party's performance of its obligations under this Agreement or the Related Agreements to which it is a party.

            6.2 ACCESS TO INFORMATION AND FACILITIES. From and after the date hereof, Seller shall give Products and Products' representatives reasonable access during Seller's normal business hours to all of the facilities, properties, books, Contracts, commitments and records of the Company and Seller that relate to the Company or the Automotive Business, and shall be available to Products and its representatives and shall give reasonable access to Products and its representatives Seller's and Company's officers, managers and employees, as Products and its representatives, in each case, shall from time to time reasonably request. From and after the date hereof, Parent shall give Seller and Seller's representatives access during normal business hours to all of the facilities, properties, books, material Contracts, commitments and records of Parent and its Subsidiaries for the purpose of confirming the accuracy in all material respects of the Parent Disclosure Documents and shall be available to Seller and its representatives and shall make the Parent's and its Subsidiaries' officers, directors, managers and employees available to Seller and its representatives as Seller and its representatives, in each case, shall from time to time request for the purpose of confirming the accuracy in all material respects of the Parent Disclosure Documents.

            6.3 CONSENTS AND APPROVALS. (a) Each party hereto shall use its commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including all consents and approvals referred to in the Company Disclosure Schedule, other than as set forth below in Section 6.3 (b) and (c) hereof. Each of the Company, Seller, Parent, Products and Merger Sub shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made by it prior to the Closing Date by, or on behalf of, any such party pursuant to any applicable Law or Contract in connection with this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby. Parent shall use its commercially reasonable efforts to obtain the consent of the New York Stock Exchange to list the Common Stock constituting the Merger Consideration on such Exchange.

            (b) If Seller, despite its reasonable best efforts, is unable to obtain any consent, authorization or approval listed on Schedule 4.3(a) of the Company Disclosure Schedule under the heading "Non-Condition Consents" with respect to any Contract or Permit, Seller shall cause Products to receive the benefits of such Contract or Permit, provided that Products shall, at Seller's option, either reimburse Seller for reasonable out-of-pocket costs incurred by Seller or its Affiliates providing Products the benefits of such Contract or Permit or pay such costs directly promptly after, or when, as the case may be, such costs are incurred or owing, as the case may be. Products' obligations to Seller with respect to such Contracts shall be equivalent in all applicable respects to Seller's obligations to the other party or parties to such Contracts.

            (c) Notwithstanding anything herein to the contrary, and without limiting the foregoing, the parties acknowledge that consent is being sought under the Master Lease Agreement (the "CIT LEASE"), dated December 21, 1999, between the CIT Group/Equipment Financing, Inc., as lessor, and Seller, as lessee, to divide the CIT Lease into two leases, one of which would cover assets of the Automotive Business and one of which would cover assets not of the Automotive Business. The parties agree to use reasonable best efforts to obtain prior to Closing CIT's consent to the transactions contemplated by this Agreement and the Related Agreements. If CIT's consent is not obtained prior to Closing and Products is unable to obtain the benefits of the leases, Seller shall indemnify Products for the loss of such benefits.

            6.4 RETENTION OF CERTAIN EMPLOYEES. Prior to the Closing Date, Seller shall use its commercially reasonable efforts in cooperation with Products to bring about each Continuing Employee's agreement to be or remain, as the case may be, employed by the Company following the

Closing Date. Seller shall promptly notify Products whenever Seller becomes aware or reasonably believes that any Continuing Employee intends to leave its employ.

            6.5 SUPPLEMENTAL INFORMATION. From time to time after the date hereof, each party hereto shall promptly disclose in writing to the other parties hereto any matter hereafter arising which, if existing, occurring or known as of the date hereof or the Closing Date, would have been required to be disclosed to such other party or which would render inaccurate any of the representations, warranties or statements of such party set forth in Article IV or V, as the case may be. No information provided to a party pursuant to this
Section 6.5 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

            6.6 USE OF NAME. From and after the Closing Date, Products shall not use and shall not cause or permit any of its Affiliates to use in any manner any of Seller's trade names, trademarks or service marks which contain the term "Joan," "Joan Automotive" or "Joan Fabrics" (the "IDENTIFIED TERMS"). Notwithstanding the foregoing, Products (1) may continue to use, until exhausted, the supplies of stationery, invoices, order forms, packaging material and the like which are on hand as of the Closing Date which bear the Identified Terms, provided that Products shall use and shall cause the Company to use commercially reasonable efforts to cover or otherwise obscure or delete any of such names or marks containing the Identified Terms and (2) may use and operate the properties and assets of the Company (including, without limitation, Real Property and all buildings, facilities, fixtures and other improvements thereon, machinery, equipment, trucks, cars and rolling stock) bearing signs or other forms of identification which bear the Identified Terms for a period not to exceed one hundred eighty (180) days from the Closing Date, during which time Products shall use and shall cause the Company to use commercially reasonable efforts to remove or replace any such signs or other forms of identification.

            6.7 TERMINATION OF CERTAIN AGREEMENTS. Seller shall, and shall cause its Affiliates and the Company to, effective as of the Closing, without any cost to the Company, terminate, rescind, cancel and render void and of no effect any and all Contracts between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, other than the Related Agreements. Seller agrees that, effective as of the payment of the Debt Repayment Amount under Section 3.3, all rights of Seller to indemnification by the Company (whether by Contract, Bylaw, Law or otherwise) are hereby terminated, void, of no effect and unenforceable by Seller.

            6.8 CONFIDENTIALITY. In addition to the obligation of the parties under that certain Confidential Disclosure Agreement between Seller and Products dated August 10 and 11, 1999 ("CONFIDENTIALITY AGREEMENT"), each party hereby agrees that it shall hold in confidence, shall not disclose to any third party, and shall not use for its own benefit or for the benefit of any other Person, any Confidential Information, knowledge or data which has been or will be disclosed pursuant to this Agreement or in connection with the Transactions by the other party in any manner, including but not limited to, orally or in writing concerning the business or affairs of (i) the Company, Parent or Products in the case of Seller and its Affiliates and (ii) Seller, in the case of Parent, Products or Merger Sub, in each case, except as required or permitted by this Agreement or the Related Agreements to fulfill its obligations or exercise its rights hereunder or thereunder. Access to any such Confidential Information, knowledge or data of the disclosing party shall be limited to those officers, employees, advisors and agents of the recipient who need to know it in connection with the purposes specified above and who agree to be bound by provisions similar to this
Section 6.8.

            The obligations of confidentiality, nondisclosure and nonuse in this
Section 6.8 or the Confidentiality Agreement shall not apply to Confidential Information, knowledge or data which is or becomes generally available to the public through no act in contravention of this Agreement; or to Confidential Information, knowledge or data which is received by the recipient on a non-confidential basis from a third party entitled to make disclosure thereof; or, in the case of Parent, Products, Merger Sub and their Affiliates, Confidential Information, knowledge or data relating to the business or affairs of the Company or the Automotive Business whether disclosed pursuant to this Agreement or the Confidentiality Agreement.

            If a party either reasonably determines that it is required to disclose any Confidential Information, knowledge or data of the other party pursuant to applicable law or receives any demand under lawful process from a court of competent jurisdiction to disclose or provide Confidential Information, knowledge or data of the other party that is subject to the confidentiality provisions hereof, such party shall provide reasonable prior written notice of the same to the other party and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the party that receives such request may thereafter disclose or provide Confidential Information, knowledge or data to the extent required by such law or by lawful process.

            The parties hereto agree that, upon the request of the disclosing party, they shall immediately deliver to such disclosing party all papers, books, manuals, lists, correspondence and documents (in electronic format or otherwise) containing or relating to the Confidential Information, together with all copies thereof unless ownership thereto has transferred pursuant to this Agreement. All Confidential Information disclosed pursuant to this Agreement by any party shall be and remain the property of the disclosing party unless ownership thereto has transferred pursuant to this Agreement.

            6.9 PUBLICITY. Each of Seller, the Company, McCallum, Parent, Products and Merger Sub agrees that no public release or announcement concerning this Agreement and the transactions contemplated hereby shall be issued without the prior consent of the other parties, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange; provided that, prior to issuing any such release, the issuing party shall provide each other party in interest with a reasonable opportunity to review such release.

            6.10 PRESERVATION OF BUSINESS. From and after the date hereof until the Closing Date, except as required by this Agreement or any Related Agreement, Seller shall operate the Automotive Business and shall cause the Company to operate only in the ordinary and usual course of business and consistent with past practice, and shall use its commercially reasonable efforts to (a) preserve intact the present business organization and personnel of the Company and of the Automotive Business; (b) preserve the goodwill and advantageous relationships of the Company and the Automotive Business with customers, suppliers, independent contractors, managers, employees and other Persons material to the operation of such businesses; (c) preserve in full force and effect its

Permits that are held by the Company or are used in the Automotive Business; and
(d) not permit any action or omission that would cause any of the representations or warranties of Seller or the Company contained herein to become inaccurate or any of the covenants of Seller or the Company to be breached. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, neither Seller (with respect to the Company or the Automotive Business) nor the Company shall, without the prior written consent of Products, except as required by this Agreement or any Related Agreement:

            (i) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value and which relate to the Company or the Automotive Business, other than in the ordinary course of business and consistent with past practice pursuant to Contracts which are not Material Contracts with Persons that are not Affiliates of Seller;

            (ii) make any changes in its accounting systems, policies, principles or practices relating to the Company or the Automotive Business;

            (iii) enter into, authorize or permit any transaction with Seller or any Affiliate of Seller, other than in the ordinary course of business and consistent with past practices;

            (iv) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any Shares or any other securities of the Company, or amend any of the terms of any Shares or such other securities;

            (v) split, combine or reclassify any Shares (or any other securities of the Company), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Shares (or any other securities of the Company), or redeem or otherwise acquire any Shares (or any other securities of the Company);

            (vi) make any borrowings, incur any Indebtedness or assume, guarantee, endorse, other than in the ordinary course of business and consistent with past practice, or otherwise become liable (whether directly, indirectly or contingently) for the obligations or Indebtedness of any other Person, or make any payment or repayment in respect of any obligations or Indebtedness, other than in the ordinary course of business and consistent with past practice;

            (vii) make any loans, advances or capital contributions to, or investments in, any other Person;

            (viii) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director of the Company or any Continuing Employee or increase in any manner the compensa-tion or fringe benefits of any director of the Company or any Continuing Employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

            (ix) sell, transfer or assign any of its properties or assets other than the sale of inventory in the ordinary course of business and consistent with past practice or acquire or lease any assets outside of the ordinary course of business or any assets that are material to the Company or the Automotive Business or make any property subject to any Lien whatsoever;

            (x) authorize or make any capital expenditures of the Company or which relate to the Automotive Business which individually or in the aggregate are in excess of $100,000;

            (xi) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

            (xii) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its directors, officers, employees or agents;

            (xiii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or repay or discharge any Indebtedness other than (a) as required by the instruments evidencing the claims, liabilities, obligations or Indebtedness and (b) the payments, discharges or satisfactions, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Latest Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than collection in the ordinary course, in each case, which relate to or affect the Company or the Automotive Business;

            (xiv) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Material Contract, or pay any amount not required by Law or by any Material Contract;

            (xv) agree to any repricing, giveback or discount pursuant to or in connection with any Material Contract; or

            (xvi) take any action, or refrain from taking any action, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            6.11 TAX MATTERS. (a) Any Tax Return required to be filed by Parent or Products relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Seller for its approval not less than 45 days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld or delayed. Seller shall have the option of providing to Parent or Products at any time at least 30 days prior to the due date, written instructions as to how Seller desires any item for which it may be liable re-flected on such Tax Return. Parent shall cause the items for which Seller is liable hereunder to be reflected in accordance with Seller's instructions (unless, in the opinion of tax advisors to Parent, complying with Seller's instructions would possibly subject Parent to any criminal penalty or to civil penalties under Sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign Law).

            (b) Upon the written request of Parent setting forth in reasonable detail the computation of the amounts owed, Seller shall pay to Parent, no later than five (5) Business Days prior to the due date for the applicable Tax Return, the Taxes for which Seller is liable pursuant to Section 6.11(d) and which are payable with any Tax Return to be filed by Parent with respect to any Straddle Period.

            (c) Within 90 days after the Closing Date, Seller shall prepare and provide to Parent a package of Tax information materials, including schedules and work papers, as needed, by Parent to enable Parent to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 6.11(d)(i). Seller shall prepare such package in good faith in a manner consistent with past practice.

            (d) (i) To the extent permitted or required by Law or administrative practice, (A) the taxable year of the Company which includes the Closing Date shall be treated as closing on and including the Closing Date and, notwithstanding the foregoing, (B) all transactions not in the ordinary course of business occurring after the Closing Date shall be reported on Parent's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Parent or its Affiliates.

            (ii) In determining Seller's liability for Taxes pursuant to this Agreement, Seller shall be credited with the amount of estimated Taxes paid by or on behalf of the Company prior to the Closing. To the extent that Seller's liability for Taxes for a taxable year or period is less than the amount of estimated Taxes previously paid by Seller on behalf of the Company with respect to all or a portion of such taxable year or period, Parent shall pay Seller the difference within five (5) Business Days of the receipt of the Tax refund or in the case of amounts credited against Tax, the filing of the Tax Return relating to such Taxes, whichever is later.

            (e) (i) Any Tax refund (including any interest in respect thereof) received by Parent, and any amounts credited against Tax to which Parent or the Company becomes entitled (including by way of any amended Tax Return other than any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date, shall be for the account of Seller and Parent shall pay over to Seller any such refund or the amount of any such credit within five days of receipt of such refund or credit. Parent shall pay Seller interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 6.11(e). For purposes of this Section 6.11(e), where it is necessary to apportion a refund or credit between Parent and Seller for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books of Parent, except that refunds or credits of Taxes imposed on a period basis shall be allocated on a daily basis.

            (ii) Parent shall cooperate in obtaining any material Tax refund that Seller reasonably believes should be available, including through filing appropriate forms with the applicable Governmental Authority.

            (f) (i) If the examination of any federal, state, local or other
Tax Return of the Company for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Parent to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Parent for one or more periods ending after the Closing Date, Seller shall notify Parent and provide it with adequate information so that Parent can reflect on its Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. Parent shall pay to Seller, within 30 days of the receipt of such Tax Benefits, the amount of any resulting Tax Benefits.

            (ii) If the examination of any federal, state, local or other Tax Return of Parent for any taxable period ending after the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Seller to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Seller for one or more periods ending on or before the Closing Date, Parent shall notify Seller and provide it with adequate information so that Seller can reflect on its Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. Seller shall pay to Parent, within 30 days of the receipt of such information, the amount of any resulting Tax Benefits.

            (g)(i) Parent shall not take any action which Parent knows would
(A) increase Seller's liability for Taxes (including any liability of Seller to indemnify Parent for Taxes pursuant to this Agreement) or (B) result in, or change the character of, any income or gain that Seller must report on any Tax Return.

            (ii) Parent shall not amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

            (h) After the Closing Date, each of Parent and Seller shall (and shall cause their respective Affiliates to) (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, and (ii) cooperate fully in preparing for any audits of, or disputes with any tax authority regarding any Tax to the extent such audit or dispute (y) relates to or arises from the Transactions or the conduct of the business of the Company or the Automotive Business or (z) would reasonably be expected to have an impact on Seller or any of its Affiliates, in the case of an audit or dispute involving Parent or any of its Affiliates, or Parent or any of its Affiliates, in the case of an audit or dispute involving Seller or any of its Affiliates. Seller shall not dispose of any Tax work papers, books or records relating to the Company during the six (6) year period following the Closing Date, and thereafter, if Parent provides notice of this requirement within six (6) months prior to the end of the six (6) year period, shall give Parent reasonable written notice before disposing of such items.

            (i) Notwithstanding any other provision of this Agreement, Seller shall indemnify each Products Indemnified Party from and against and in respect of any and all Losses incurred by such Products Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against such Products Indemnified Party, directly or indirectly, to the extent relating to or arising out of any liability for (a) Taxes imposed on Seller or the Company for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent such Taxes exceed the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Latest Balance Sheet and (b) Taxes otherwise resulting from the Merger.

            (j) Notwithstanding any other provision of this Agreement, Parent shall indemnify each Seller Indemnified Party from and against and in respect of any and all Losses incurred by such Seller Indemnified Party, directly or indirectly, to the extent relating to or arising out of

            (i) any liability for Taxes imposed on any of Parent or its Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date; and

            (ii) any liability, or increase in a liability, for Taxes imposed on such Seller Indemnified Party as a result of any failure by Parent or its Subsidiaries to perform or comply with its obligations under this Agreement.

            (k)(i) NOTICE. After the Closing Date, Parent and Seller each shall notify the other party in writing within 20 days of the notice of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of the Company, which, if determined adversely to the taxpayer (the "TAX INDEMNITEE") or after the lapse of time, would be grounds for indemnification under this Section 6.11 by the other party (the "TAX INDEMNITOR"). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If Parent or Seller fails to give the other party prompt notice of an asserted Tax liability as required under this Agreement, then if such failure to give prompt notice results in a detriment to the Tax Indemnitor, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to this Section 6.11 with respect to such liability shall be reduced by the amount of such detriment.

            (ii) CONTROL OF CONTESTS INVOLVING PRE-CLOSING PERIODS OR STRADDLE PERIODS. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any taxable years or periods ending on or before the Closing Date or relating to any Straddle Period, Seller shall have the right, at its expense, to control the conduct of such audit or proceeding. Parent may participate in the conduct of such audit or proceeding at its own expense and, if such audit or proceeding would be reasonably expected to result in an increase in Tax liability of the Company for which Parent or one of its Affiliates would be liable, Seller shall not settle any such audit or proceeding without the consent of Parent, which consent shall not be unreasonably withheld or delayed.

            (iii) CONTROL OF CONTESTS INVOLVING POST-CLOSING PERIODS. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any taxable years or periods beginning after the Closing Date, Parent shall have the right, at its expense, to control the conduct of such audit or proceeding.

            6.12 MAINTENANCE OF INSURANCE. Seller shall and shall cause the Company to continue to carry its existing insurance relating to the Company or the Automotive Business through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

            6.13 NON-COMPETE. None of Seller or any of its present or future Subsidiaries or Affiliates or McCallum or any of his present or future Affiliates shall during the period beginning from the Closing Date and ending on the later of the (i) fifth anniversary of the Closing Date and (ii) third anniversary of the termination of the Supply Agreement (the "NON-COMPETE PERIOD"), directly or indirectly, on its or his own behalf, or on behalf of any other Person:

            (a) acquire or own in any manner any interest in any Person (other than Parent or its Affiliates) that is engaged in the business of manufacturing, finishing and selling automotive fabrics;

            (b) engage, through or in connection with any Person (other than Parent or its Affiliates) in the business of manufacturing, finishing and selling automotive fabrics or compete in any way with the Automotive Business;

            (c) be employed in any capacity by, serve as an employee, agent or officer or director of, serve as a consultant or advisor to, or otherwise participate in the management or operation of, any Person (other than Parent or its Affiliates) which engages in, or competes in any way with, the business of manufacturing, finishing and selling automotive fabrics;

            (d) solicit, entice or induce any employee, agent, officer or director of Parent, Products or the Company or any of their respective present or future Subsidiaries or Affiliates to terminate his or her employment or other relationship with Parent, Products or the Company or any of their respective present or future Subsidiaries or Affiliates, as the case may be; provided, however, that, with respect to any third party which is not an Affiliate of McCallum and which is the successor to all or substantially all of the assets of Seller, the application of this clause
      (d) shall be limited to the individuals who are Continuing Employees;

            (e) knowingly solicit, entice or induce any vendor or solicit, entice or induce any customer, in each case, of Parent, Products or the Company or any of their respective present or future Subsidiaries or Affiliates to terminate or diminish its relationship with Parent, Products or the Company or any of their respective present or future Subsidiaries or Affiliates, as the case may be; or

            (f) assist others engaging in the conduct described in the foregoing clauses (a) through (e).

            Notwithstanding the foregoing, during the Non-Compete Period, (i) Main Street may comply with its obligations under and enjoy the benefits of the Supply Agreement and with the prior written consent of Products (which consent shall not be unreasonably withheld or delayed) weave automotive fabric products for customers identified to Products in reasonable detail, (ii) Seller and/or McCallum and/or any of their respective Subsidiaries or Affiliates may continue to own and operate the El Paso Business substantially in the manner that such business is currently being conducted, (iii) Seller and McCallum and each of their respective Subsidiaries and Affiliates may (A) own capital stock of Parent, (B) own in the aggregate for all such Persons not in excess of five percent (5%) of the outstanding equity interests of any other publicly traded company that is engaged in the Automotive Business (provided that each shall nonetheless remain subject to the restrictions described in clauses (b) through
(f), inclusive, above with respect to such investments in this clause (B)) and
(C) participate as investors in Heartland, (iv) Seller and its Affiliates may make an investment in a Mexican fabrics weaving business provided that such business shall not weave automotive fabric products for any Person other than Parent and its Subsidiaries without the prior written consent of Products (which consent shall not be unreasonably withheld), (v) McCallum may serve as a director of or consultant to Parent, Products or the Company or any of their respective Subsidiaries or Affiliates from time to time and (vi) The Dutton Yarn Company, L.P. and the Norwood Yarn Division of Mastercraft Fabrics LLC may continue to produce, manufacture, market and sell yarn even if such yarn is sold to or used by a competitor of Parent or any Affiliate of Parent and even if such yarn is used in the automotive industry. For the avoidance of doubt, nothing in this Section 6.13 shall prohibit any form of dyeing, other than package dyeing yarn, and dyeing fabric, for use in the automotive industry.

            6.14 NON-DISPARAGEMENT. None of Seller or any of its Subsidiaries or Affiliates or McCallum or any of his Affiliates shall at any time following the date of this Agreement make any statements in writing or otherwise that disparage the reputation or character of Parent, Products, the Company or any of their respective present or future Subsidiaries, Affiliates or divisions or any of their respective directors, officers, employees or stockholders at any time for any reason whatsoever, except that nothing in this Section 6.14 shall prohibit McCallum or Seller or any of its directors, officers, employees or stockholders from giving truthful testimony on any litigation or administrative proceedings either between McCallum or Seller on the one hand and either Parent or Products on the other hand, or in connection with which McCallum or Seller or such director, officer, employee or stockholder is required by law to give testimony.

            6.15  PERSONNEL MATTERS.

            (a) EMPLOYEES AND EMPLOYEE BENEFIT PLANS. (i) Subject to Section 6.15(d), effective as of the Closing, Products will, or will cause one of its Subsidiaries or Affiliates to, offer employment to each active employee of the Automotive Business (including, without limitation, employees taking advantage of the Family and Medical Leave Act of 1993 but excluding inactive employees of the Automotive Business who are not actively employed on the Closing Date due to a short-term disability or other illness or injury and who within six months after the Closing Date become eligible under the Seller's applicable long-term disability plans without an intervening return to active em-ployment, and excluding former employees of the Automotive Business who, as of the Closing Date are on a long-term disability leave) ("AUTOMOTIVE BUSINESS EMPLOYEES") of Seller identified on the Company Disclosure Schedule as potential Continuing Employees (such identified Employees of Seller who accept employment with Products of any of its Subsidiaries as of the Closing Date, the "CONTINUING EMPLOYEES").

            (ii) Products agrees that, under any employee benefit plan made available or established after the Closing Date, Continuing Employees will receive credit for their years of service with Seller or any of its Affiliates prior to the Closing Date in determining eligibility and vesting thereunder, and in determining the amount of benefits under any applicable sick leave, vacation or severance plan. Products will, or will cause one of its Subsidiaries or Affiliates to, cover Continuing Employees as of the end of the Benefits Transition Period under a group health plan and waive any preexisting condition limitations applicable to Continuing Employees under any group health plan made available to Continuing Employees to the extent that a Continuing Employee's condition would not have operated as a preexisting condition limitation under any applicable group health plan of or sponsored by Seller or any of its Affiliates prior to the Closing Date, and Products will, or will cause one of its Subsidiaries or Affiliates to, take all action necessary to ensure that Continuing Employees are given full credit for all co-payments and deductibles incurred under any group health plan for the plan year that includes the end of the Benefits Transition Period.

            (b) ASSUMPTION OF OBLIGATIONS. (i) Except as set forth in Section 6.15(g), effective as of the Closing, Products will, or will cause one of its Subsidiaries or Affiliates to, assume and be solely responsible for all liabilities and obligations relating to termination (actual or constructive) of employment by Products or any of its Subsidiaries or Affiliates of any Continuing Employee after the Closing Date. Seller will retain and be solely responsible for all liabilities and obligations relating to termination (actual or constructive) of employment of any Automotive Business Employee (or other employee of the Seller, Subsidiary or Affiliate) occurring on or prior to the Closing Date (including those employees deemed terminated because they are not required to be rehired by Products or its Subsidiary or Affiliate under Section 6.15(a)), and Products will have no liability with respect thereto.

            (ii) Effective as of the Closing, Products will, or will cause one of its Subsidiaries or Affiliates to, assume and be solely responsible for all liabilities and obligations of Seller with respect to Continuing Employees for accrued wages, vacation or sick pay, but only to the extent taken into account in the determination of Working Capital at the Closing Date (including any claims for such benefits incurred but not reported).

            (iii) Products shall have sole responsibility, liability and obligation to provide Continuing Employees and their qualified beneficiaries with continuation coverage (within the meaning of Section 4980B(f)(2) of the Code) under each Employee Benefit Plan that is a group health plan ("COBRA Coverage"), and any liability or obligation relating to such coverage, with respect to qualifying events (within the meaning of Section 4980(f)(3) of the Code) that occur after the Closing Date.

            (c) RETIREMENT PLANS. (i) As of the Closing, Seller will cause Continuing Employees to be fully vested in their accrued benefits under the Joan Fabrics Profit Sharing Retirement and Personal Savings Plan ("SELLER'S 401(k) PLAN") and the Joan Fabrics Factory Hourly and Office Employee's Pension Plan and Trust ("SELLER'S DEFINED BENEFIT PLAN," and collectively, "SELLER'S RETIREMENT PLANS"). Neither Products nor any of its Subsidiaries or Affiliates will assume any liabilities or obligations with respect to the Seller's Retirement Plans (except as provided in clause (ii)(B) below), which will be retained by Seller, or with respect to any claims made with respect to benefits allegedly payable thereunder.

            (ii) As soon as practicable after the Closing and following (A) delivery by Products to Seller of a favorable IRS determination letter regarding a defined contribution plan of Products ("PRODUCTS' 401(K) Plan") or an opinion, reasonably satisfactory to Seller, of Products' counsel to the effect that the terms of the Products' 401(k) Plan and its related trust qualify, as to form, under Section 401(a) and Section 501(a) of the Code, and (B) delivery by Seller to Products of a favorable IRS determination letter regarding Seller's 401(k) Plan or an opinion, reasonably satisfactory to Products, of Seller's counsel to the effect that the terms of Seller's 401(k) Plan and its related trust qualify, as to form, under Section 401(a) and Section 501(a) of the Code, Seller shall cause the trustee of Seller's 401(k) Plan to transfer all of the assets and liabilities thereof attributable to Continuing Employees. Unless otherwise agreed by Seller and Products, the assets to be transferred shall be cash and promissory notes for loans made to Continuing Employees.

            (d) EMPLOYMENT TERMINATION AND PLAN AMENDMENTS. Subject to Products' obligations under Contracts by which the Company or the Automotive Business is bound, no provision of this Section 6.15 will limit Products' or any of its Subsidiaries' or Affiliates' right and authority to discontinue, suspend or modify the employment of any Continuing Employee or benefits provided to any or all Continuing Employees after the Closing.

            (e) CEASE PARTICIPATION IN SELLER'S PLANS. Effective as of the end of the Benefits Transition Period, Continuing Employees shall cease active participation in all Continuing Benefits. Effective as of the Closing Date, Continuing Employees shall cease active participation in all Employee Benefit Plans.

            (f) WELFARE PLANS. Effective as of the end of the Benefits Transition Period, Products or the Company shall maintain group welfare plans as defined in Section 3(1) of ERISA for the benefit of Continuing Employees and their dependents and beneficiaries. Subject to Section 6.15(g) below, Seller shall retain responsibility for all medical or dental services incurred on or prior to the end of the Benefits Transition Period and Products and the Company shall retain responsibility for claims incurred after the end of the Benefits Transition Period. For purposes of the preceding sentence, a claim shall be deemed to have been incurred on the date on which medical or other treatment or service was rendered and not the date of inception of the related illness or injury or the date of submission of a claim related thereto; provided that in the case of a claim involving hospitalization, all expenses incurred during a continuous hospital stay shall be deemed to be one claim and shall be deemed to have been incurred on the first day of such hospital stay.

            (g) BENEFITS TRANSITION PERIOD. Seller shall continue to make available during the Benefits Transition Period (as defined below) to Continuing Employees the medical, dental, life insurance, disability, cafeteria and flexible spending account plans (but not Seller's 401(k) Plan) provided by Seller or its Affiliates and available to Continuing Employees immediately prior to the Closing Date (the "CONTINUING BENEFITS"). The Benefits Transition Period shall commence on the Closing Date and end on the earlier of a date specified by Products or December 31, 2001. Products shall pay to Seller, or any administrative representative of Seller, all premium rates, plan contributions and other costs payable for the Continuing Benefits with respect to Continuing Employees during the Benefits Transition Period, plus any third party administrative service fees directly related to such premiums, costs or contributions incurred by Seller in connection with the Continuing Benefits for Continuing Employees during the Benefits Transition Period.

            (h) INACTIVE OR FORMER EMPLOYEES. Seller shall continue to be responsible in accordance with its applicable plans for all disability income benefits, and other applicable benefits, payable to inactive employees or former employees of the Company who are not Continuing Employees.

            (i) EMPLOYEE INFORMATION. Each of Seller and Products will provide the other, in a timely manner, any information with respect to any Automotive Business Employee's or former employee's employment with and compensation from Seller, any of its Affiliates or Products or any of its Subsidiaries or Affiliates, as the case may be, or rights of benefits under any employee benefit plan or arrangement which the other party hereto may reasonably request.

            (j) W-2 MATTERS. Pursuant to the alternate procedure described by Revenue Procedure 96-60, the Company will assume Seller's entire obligation to furnish Forms W-2 for the year ending December 31, 2001 to Continuing Employees. Seller will provide the Company the information not available to the Company and relating to periods ending on the Closing Date necessary for the Company to prepare and distribute Forms W-2 to Continuing Employees for the year ending December 31, 2001, which Forms W-2 will include all remuneration earned by Continuing Employees from Seller, the Company and Products during the year ending December 31, 2001, and the Company will prepare and distribute such Forms. Seller will indemnify, defend and hold harmless Products and the Company against any fines or penalties to the extent resulting from Seller's provision of incorrect information pursuant to this Section 6.15(j).

            (k) VEBA. Neither Products nor any of its Subsidiaries or Affiliates will assume any liabilities or obligations with respect to the Joan Fabrics voluntary employees' beneficiary association ("VEBA").

            (l) EMPLOYEE CONFIDENTIALITY AGREEMENTS. Seller covenants that it will not at any time waive any provision of any confidentiality or similar agreement between Seller and any employee of Seller insofar as such provision relates to the Automotive Business.

            6.16 COMPANY FINANCIAL STATEMENTS. Seller shall prepare, in cooperation with Parent and deliver to Products, (i) by August 31, 2001 audited consolidated financial statements of the Company, the Automotive Business and WAD for each of the three fiscal years of the Company and

WAD ended June 30, 2001, 2000 and 1999; (ii) if determined subsequent to August 31, 2001 to be necessary or advisable then as soon as practical after such determination, an unaudited statement of financial position for the interim period ended September 30, 2001 and unaudited statements of income and cash flows for the interim period ended September 30, 2001 and the corresponding period in 2000, in each case prepared in accordance with GAAP consistently applied for the periods presented and with the accounting requirements and the published rules and regulations of the SEC applicable to a registration statement relating to an offering of debt securities; and to comply with the requirements of Form 8-K under the Exchange Act (as reasonably determined by Parent) (the "COMPANY FINANCIAL STATEMENTS"); and (iii) shall in connection therewith cause its independent accountants to deliver an unqualified audit report with respect to the audited consolidated financial statements included in the Company Financial Statements prepared in accordance with the accounting requirements and the published rules and regulations of the SEC applicable to a registration statement relating to an offering of debt securities.

                                   ARTICLE VII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

            The obligations of Parent, Products, Merger Sub, Seller, the Company and McCallum to consummate the Transactions are subject to the satisfaction of the following conditions:

            7.1 NON-COMPETE AGREEMENTS. Each of Kerry McCallum and Penny Richards shall have entered into a Non-Compete Agreement with Products, and each such agreement shall be in full force and effect.

            7.2 ACTIONS OR PROCEEDINGS. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened, and no event or circumstance shall have occurred, (a) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that for the purpose of this Section 7.2, $250,000 as an aggregate shall be substituted for $100,000 individually in the definition of "MATERIAL ADVERSE EFFECT") on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) of the Company or Parent of Products (together with their consolidated Subsidiaries); or (b) that would reasonably be expected to result in the enjoining, restraining or prohibition of, or result in substantial damages in respect of, any provision of this Agreement or the Related Agreements or the consummation of the Transactions or the effective operation of any material portion of the business of the Company or Parent or Products or any integration of any operations of the Company with those of Products and its Affiliates.

            7.3 NEW YORK STOCK EXCHANGE. The Common Stock representing the Merger Consideration shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

            7.4 REFINANCING OF SELLER'S LOAN. Seller shall have entered into an amendment of Seller's Loan, in form and substance satisfactory to Seller and Products, with the lenders thereunder (the "LENDERS"), pursuant to which the Lenders shall have agreed that, upon repayment of a stated amount of the Indebtedness owed the Lenders, the Lenders will release any and all Liens held by the Lenders against (i) the Shares and (ii) the assets of the Automotive Business other than the Excluded Assets, and will release the Company from its obligations as a guarantor of the Indebtedness.

                                  ARTICLE VIII

     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, PRODUCTS AND MERGER SUB

            The obligations of Parent, Products and Merger Sub to consummate the Transactions are subject to the waiver or satisfaction of the following conditions:

            8.1 WARRANTIES TRUE AS OF BOTH PRESENT DATE AND CLOSING DATE. The representations and warranties of Seller, the Company and McCallum contained herein shall have been accurate and complete on and as of the date hereof, and shall also be accurate and complete on and as of the Closing Date (as updated pursuant to Section 6.5), except for representations and warranties that are made as of a specific date, which shall be accurate and complete as of such date, and provided that each of the representations and warranties contained in
Article IV that are qualified or limited by the term "Material Adverse Effect" or "material" or phrases of like import shall be read without giving effect to such qualification or limitation, but provided, further, that, this Section 8.1 will be deemed to be satisfied unless any breaches of the representations and warranties contained in Article IV would reasonably be expected, individually or in the aggregate, to result in a (i) Material Adverse Effect (provided that, for the purpose of this Section 8.1, $250,000 in the aggregate shall be substituted for $100,000 individually in the definition of "Material Adverse Effect") or
(ii) default or event of default under any material debt instrument of Parent or its Subsidiaries as a result thereof.

            8.2 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Seller, the Company and McCallum shall have performed and complied in all material respects with all of their respective covenants, obligations and agreements contained in this Agreement and the Related Agreements to be performed and complied with by them on or prior to the Closing Date.

            8.3 CONSENTS AND APPROVALS. The Company shall have furnished written evidence satisfactory to Products that all consents, approvals and filings (a) required for the consummation of the Transactions or the ownership and operation by Products of the Company and the Automotive Business (taking into account that the Excluded Assets are not part of the Automotive Business) and (b) that are set forth on Schedule 4.3(a) under the heading "Condition Consents" have been obtained, or have been made, as the case may be.

            8.4 STOCKHOLDERS AGREEMENT. Seller shall have entered into the Stockholders Agreement, and such agreement shall be in full force and effect.

            8.5 FINANCIAL STATEMENTS. The Company shall have furnished to Products the Company Financial Statements no later than August 31, 2001.

            8.6 DOCUMENTS. Products shall have received each agreement, document and item specified in Section 10.1.

            8.7 NO INDEBTEDNESS; WORKING CAPITAL. The Company shall have no liabilities, Indebtedness or obligations, whether accrued, absolute, contingent or otherwise, except for (i) Indebtedness in respect of the Debt Repayment Amount, (ii) trade payables and other ordinary course current liabilities of the Company relating to the Automotive Business, (iii) leases of assets transferred to the Company in connection with the Restructuring and as disclosed in the Company Disclosure Schedules, (iv) the lease of the Company's Auburn Hills, Michigan offices, (v) the lease of the Company's facilities at 790 Chelmsford Street, Lowell, Massachusetts (which lease should be in form and substance acceptable to Products) and (vi) those liabilities, Indebtedness and obligations that are set forth in the Company Disclosure Schedule. The Company shall have Working Capital at Closing which, taking into consideration current sales levels, is substantially consistent with the amount of Working Capital that would have been maintained for such sales levels under the historic methods of computation of appropriate Working Capital of the Automotive Business. At the time of Closing, the Company shall be released from all obligations under Seller's Loan, whether contingent or otherwise, in excess of the Debt Repayment Amount. At the time of Closing, the Debt Repayment Amount shall not exceed $90,000,000 (inclusive of all principal, premium, interest, fees, charges, cost, expenses and other obligations, contingent or otherwise, relating thereto).

            All notices and other conditions under Seller's Loan or otherwise applicable to Seller which must be met in order to permit Products to repay the Debt Repayment Amount and extinguish all liabilities and commitments in respect of such Indebtedness and secure all necessary releases from the creditors in respect thereof reasonably satisfactory to Seller and Products shall have been made or obtained. All commitments for any other Indebtedness of the Company (including letters of credit) shall have been terminated. No default or event of default shall have occurred and be continuing under any material debt instrument of Products and its Subsidiaries (it being understood that should any such failure result in a default or event of default under any material debt instrument of Parent or its Subsidiaries in connection with the consummation of the Transactions, Parent, Product and Seller will be required to collectively use reasonable best efforts to resolve the problem in a manner which permits financing of the Transactions as contemplated).

            8.8 ADDITIONAL AGREEMENTS. Seller shall have delivered to Products each of:

            (a)   the Supply Agreement; and

            (b)   the Transition Services Agreement;

duly executed by Seller and/or each Affiliate of Seller to the extent a party thereto and each such agreement shall be in full force and effect.

            8.9 CONSUMMATION OF WAD ASSET PURCHASE. The consummation of the purchase by Products of all of the assets of WAD as contemplated by the WAD Purchase Agreement shall have occurred or shall occur contemporaneously with the Closing.

            8.10 NO MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred since the Latest Balance Sheet Date, and no event shall have occurred which, in the reasonable judgment of Products, would reasonably be expected to have, individually or in the aggregate, a Mate-rial Adverse Effect (provided, that for the purpose of this Section 8.10, $250,000 in the aggregate shall be substituted for $100,000 individually in the definition of "Material Adverse Effect").

            8.11 CONSUMMATION OF RESTRUCTURING. The Restructuring shall have been fully consummated on the terms and in the manner contemplated by this Agreement.

            8.12 CONSENTS AND ESTOPPELS. Products shall have received consents from the lessor of each lease of Real Property which would otherwise be terminable as a result of the Transactions. Products shall also have received estoppel certificates addressed to Products from the lessor of each such lease, dated within 30 days of the Closing Date, identifying the lease documents and any amendments thereto, stating that the lease is in full force and effect and, to the best knowledge of the lessor, that the tenant is not in default under the lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the lease and containing any other information reasonably requested by Products.

                                   ARTICLE IX

                CONDITIONS PRECEDENT TO OBLIGATIONS OF MCCALLUM,
                             SEllER AND THE COMPANY

            The obligations of McCallum, Seller and the Company to consummate the Transactions are subject to the waiver or satisfaction of the following conditions:

            9.1 WARRANTIES TRUE AS OF BOTH PRESENT DATE AND CLOSING DATE. The representations and warranties of Parent, Products and Merger Sub contained herein shall have been accurate and complete on and as of the date hereof, and shall also be accurate and complete on and as of the Closing Date, except for representations and warranties that are made as of a specific date, which shall be accurate and complete as of such date, and provided that each of the representations and warranties contained in Article V that are qualified or limited by the term "Material Adverse Effect" or "material" or phrases of like import shall be read without giving effect to such qualification or limitation, but provided, further, that, this Section 9.1 will be deemed to be satisfied unless any breaches of the representations and warranties contained in Article V would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (provided that, for purposes of this Section 9.1, $250,000 shall be substituted for $100,000 in the definition of "Material Adverse Effect").

            9.2 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Each of Parent, Products and Merger Sub shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement and the Related Agreements to be performed and complied with by it on or prior to the Closing Date.

            9.3 DOCUMENTS. Seller shall have received all of the agreements, documents and items specified in Section 10.2.

            9.4 REGISTRATION RIGHTS AGREEMENT; STOCKHOLDERS AGREEMENT. Parent and Heartland shall have entered into the Registration Rights Agreement and the Stockholders Agreement, and each such agreement shall be in full force and effect.

            9.5 CONSENTS AND APPROVALS. Products shall have furnished written evidence satisfactory to Seller that all consents and approvals of its stockholders, board of directors and third parties required for the consummation of the transactions contemplated hereby have been obtained, and all required filings with the New York Stock Exchange have been made.

            9.6 CONSUMMATION OF WAD ASSET PURCHASE. The consummation of the sale by WAD of all of the assets of WAD as contemplated by the WAD Purchase Agreement shall have occurred or shall occur contemporaneously with the Closing.

            9.7 ADDITIONAL AGREEMENTS. Products shall have delivered to Seller each of:

            (a)   the Supply Agreement; and

            (b)   the Transition Services Agreement;

duly executed by Products and/or each Affiliate of Products to the extent a party thereto and each such agreement shall be in full force and effect.


                                    ARTICLE X

                                     CLOSING

            10.1 DELIVERIES BY SELLER AND THE COMPANY. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Parent, Products and Merger Sub, as appropriate, the following:

            (a)   A receipt for the Merger Consideration;

            (b) A written statement from each Person holding a Lien, other than a Permitted Lien, upon any of the assets of the Company or upon any Shares, and each creditor of the Company with respect to any Indebtedness, other than the obligation to indemnify Seller for the amount equal to the Debt Repayment Amount, confirming the repayment of such Indebtedness and the release of the Company as of the Closing Date of (i) any such Lien; and (ii) all obligations under any and all Contracts relating thereto;

            (c) A certificate dated the Closing Date of Seller certifying as to the matters set forth in Section 8.1 and Section 8.2, and attached to such certificate shall be a written statement of all matters that shall have been disclosed pursuant to Section 6.5;

            (d) A certificate of the Secretary of the Company certifying board of directors and stockholder resolutions of the Company approving and authorizing the execution, deliv-ery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company);

            (e) A certified copy of the Stock Register of the Company as of the Closing Date, reflecting that Seller is the registered owner of all of the issued and outstanding Shares, certified by the Secretary of the Company or equivalent Person;

            (f) The Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware (dated as of a recent date), and Bylaws of the Company, certified by the Secretary of the Company (dated as of the Closing Date);

            (g) A Certificate of Good Standing for the Company from the State of Delaware (dated as of a recent date); and

            (h)   the Certificate of Merger, duly executed by the Company.

            10.2 DELIVERIES BY PARENT, PRODUCTS AND MERGER SUB. At the Closing, in addition to any other documents, consideration and agreements required under this Agreement:

            (a)   Merger Sub shall deliver to Seller the Merger Consideration;

            (b) Parent, Products and Merger Sub shall deliver to Seller one or more certificates, dated the Closing Date, of an executive officer of each of Parent, Products and Merger Sub certifying as to the matters set forth in Section 9.1 and Section 9.2, and attached to such certificate shall be a written statement of all matters that shall have been disclosed pursuant to Section 6.5;

            (c) Certificates of the Secretary of Parent, of Products and of Merger Sub certifying board of directors and, as required by Law, stockholder resolutions of such Person approving and authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby or thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the each such Person);

            (d) The Certificate of Incorporation of Merger Sub certified by the Secretary of State of the State of Delaware (dated as of a recent date), and Bylaws of Merger Sub, certified by the Secretary of the Company (dated as of the Closing Date);

            (e) A Certificate of Good Standing for Merger Sub from the State of Delaware (dated as of a recent date); and

            (f)   The Certificate of Merger, duly executed by Merger Sub.

                                   ARTICLE XI

                                   TERMINATION

            11.1 TERMINATION. This Agreement may be terminated at any time, on or prior to the Closing Date:

            (a) by mutual written consent of Seller, on the one hand, and Parent, on the other hand;

            (b)   by either Seller or Parent, Products and Merger Sub, if:

                  (i) the Closing has not occurred on or before September 30,
            2001 (the "END DATE"), provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by that time;

                  (ii) there shall be any Law that makes consummation of the
            Closing illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Seller or the Company or Products from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

                  (iii) the WAD Purchase Agreement shall have been terminated in accordance with its terms;

            (c) by Products, Parent and Merger Sub, if there shall have been a material breach of any covenant, representation or warranty of Seller, the Company or McCallum hereunder, and such breach is incapable of being remedied by the End Date or shall not have been remedied within ten (10) Business Days after receipt by Seller of a written notice from Parent or Products specifying the breach and requesting such be remedied (but in any event prior to the End Date); or

            (d) by Seller, if there shall have been a material breach of any covenant, representation or warranty of Parent, Products or Merger Sub hereunder, and such breach is incapable of being remedied by the End Date or shall not have been remedied within ten (10) Business Days after receipt by Parent, Products or Merger Sub of written notice from Seller specifying the breach and requesting such be remedied (but in any event prior to the End Date).

            11.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.8, 6.9, 11.1 and this Section 11.2 and Articles I, XII and XIII (other than Section 13.12), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior knowing or willful breach of this Agreement.

                                   ARTICLE XII

                                 INDEMNIFICATION

            12.1 SURVIVAL. The representations and warranties of the parties hereto contained herein shall not survive the Closing.

            12.2 INDEMNIFICATION BY SELLER. Seller agrees to indemnify each of the Products Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by it relating to, arising out of, or in connection with, any of the following:

            (a) any fraud or willful breach on the part of Seller or the Company with respect to any provision of this Agreement or any Related Agreement or any other document delivered at the Closing;

            (b) any knowing or willful breach of, or failure by Seller or McCallum to perform, any covenant or obligation of Seller or McCallum (x) set out or contemplated in this Agreement or any document delivered at the Closing to the extent it is to be performed following the Closing, or (y) described in Section 6.1, 6.5, 6.6, 6.8, 6.9, 6.10, 6.13 or 6.14;

            (c) alleged defects in design, manufacture, materials or workmanship, or any alleged breach of express or implied specifications, warranties or representations (other than the "in the field" defects or breaches covered by the Transition Services Agreement) of any Product ("PRODUCT WARRANTY CLAIMS") sold prior to the Closing;

            (d) alleged injury to individuals or alleged damage to property resulting from any Product ("PRODUCT DAMAGE CLAIMS") sold prior to the Closing; and

            (e) all liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due ("LIABILITIES"), of Seller, except for (i) trade accounts payable, and other accounts payable, incurred in the ordinary course of the Automotive Business and consistent with past practice, (ii) Liabilities to Continuing Employees, (iii) Liabilities under leases for leased assets of the Company at Closing ,
      (iv) other Contracts (including the membership of the Detroit golf club) of the Company listed in the Company Disclosure Schedule as being Contracts of the Company at Closing, (v) the Debt Repayment Amount; and
      (vi) Product Warranty Claims and Product Damage Claims for any Product sold prior to the Closing.

            12.3 INDEMNIFICATION BY PRODUCTS. Products agrees to indemnify each of the Seller Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by it relating to, or arising out of, or in connection with, any of the following:

            (a) any fraud or willful breach on the part of Parent, Products or Merger Sub with respect to any provision of this Agreement or of any other document delivered at Closing;

            (b) any knowing or willful breach of, or failure by Parent, Products or Merger Sub to perform, any covenant or obligation of Parent, Products or Merger Sub (x) set out or contemplated in this Agreement or any document delivered at the Closing to the extent it is to be performed following the Closing, or (y) described in Section 6.1, 6.8 or 6.9;

            (c) any liability, obligation, cost or expense reasonably incurred after the Closing by Seller or an Affiliate of Seller, as a result of Seller or an Affiliate of Seller (i) continuing to guarantee after the Closing any Contract listed in Schedule 4.3(a) of the Company Disclosure Schedule under the heading "Non-Condition Consents" or (ii) continuing to be a party to a Contract by operation of Section 6.3(b) or 6.3(c) hereof;

            (d) (i) Product Warranty Claims and Product Damage Claims for any Product sold after the Closing (ii) Product Warranty Claims for any Product sold prior to the Closing and brought after the earlier of the third anniversary of the shipment of the Product or the second anniversary of the Closing, and (iii) Product Damage Claims for any Product sold prior to the Closing and brought after the seventh anniversary of the Closing; and

            (e) (i) Liabilities of Products and its Subsidiaries, (ii) trade accounts payable, and other accounts payable relating to the assets of the Company, incurred in the ordinary course of the Automotive Business and consistent with past practice, (iii) Liabilities to Continuing Employees,
      (iv) Liabilities under leases for leased assets of the Company at the Closing, (v) Liabilities under other Contracts (including the membership of the Detroit golf club) of the Company listed in the Company Disclosure Schedule as being Contracts of the Company at Closing, and (vi) the Debt Repayment Amount.

            12.4  CLAIMS. (a) The provisions of this Section shall be subject to
Section 12.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the maximum amount (if ascertainable) the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to
Section 12.2 or Section 12.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

            (b) The liability of the Indemnifying Person under this Article XII shall be subject to reduction in an amount equal to the value of any: (i) net Tax benefit realized by the Indemnified Person (by reason of a Tax deduction, basis adjustment, shifting of income, credits and/or deductions, or otherwise from one or more fiscal periods to another resulting, in each case, from any Loss suffered by the Indemnified Person that forms the basis of the Indemnifying Person's obligation hereunder), giving effect to any Tax liabilities of the Indemnified Person arising as a result of any payments made by an Indemnifying Person with respect to such claim for indemnification; and
(ii) insurance benefit realized by the Indemnified Person in connection with any Loss suffered by such Person that forms the basis of the Indemnifying Person's obligation hereunder.

            12.5 NOTICE OF THIRD PARTY CLAIMS; ASSUMPTION OF DEFENSE. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense: (a) participate in the defense of any claim, suit, action or proceeding; and (b) subject to Section 12.6, upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 12.2 or Section 12.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that: (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest or if the Indemnifying Person's counsel is otherwise not reasonably satisfactory to the Indemnified Person, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof at the Indemnifying Person's expense (except as set forth in Section 12.5).

            12.6 SETTLEMENT OR COMPROMISE. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any claim, suit, action or proceeding of the kind referred to in
Section 12.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the In-demnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

            12.7 FAILURE OF INDEMNIFYING PERSON TO ACT. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

            12.8 LIMITATIONS ON INDEMNIFICATION. (a) No Indemnifying Person shall have any obligation to indemnify any Indemnified Person from and against any Losses until the aggregate Losses suffered by all Indemnified Persons exceed $100,000, at which time the Indemnifying Person shall be liable to the Indemnified Persons for the entire amount of all aggregate Losses suffered by all Indemnified Persons. The foregoing limitation shall not apply to any Losses suffered by the Indemnified Parties with respect to Taxes pursuant to Section
6.11 or the indemnification pursuant to Sections 12.2(e), 12.3(c), 12.3(d) and 12.3(e).

            (b)   No claim for indemnification pursuant to Sections 12.2(a) or
(b) (other than with respect to Sections 6.8, 6.13 or 6.14) or Sections 12.3(a) or (b) (other than with respect to Section 6.8) shall be brought after the second anniversary of the Closing. No claim for indemnification pursuant to
Section 12.2(c) shall be brought after the earlier of the third anniversary of the shipping of the Product or the second anniversary of the Closing. No claim for indemnification pursuant to Section 12.2(d) shall be brought after the seventh anniversary of the Closing. Any claim for indemnification with respect to Taxes pursuant to Section 6.11 may only be made prior to thirty (30) Business Days following the expiration of the related statute of limitations.

            (c) In no event shall the aggregate liability of the Indemnifying Person to the Indemnified Persons arising under this Article XII exceed $25,000,000 (taking into account the liability of the Indemnifying Person under the WAD Purchase Agreement).

            12.9 ASSIGNMENT OF CLAIMS. The parties agree that, upon assumption by the Indemnifying Person of the obligation to indemnify, the Indemnified Person will assign to the Indemnifying Person any and all claims, causes of action and demands of whatever kind and nature which the Indemnified Person may have against any person, firm or other entity giving rise to the indemnified Loss, and will reasonably cooperate in any efforts to recover from such person or entity.

            12.10 EXCLUSIVE REMEDIES. This Article XII provides the exclusive remedy for any misrepresentation, breach of warranty or covenant or other claim arising out of this Agreement or the transaction contemplated by it. Each party shall use reasonable efforts to mitigate any Losses.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            13.1 EXPENSES. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of legal counsel, investment bankers and accountants) with respect to the transactions contemplated hereby; provided, however, that no later than the Closing, Products shall pay, or reimburse Joan, an aggregate of $250,000 for the filing fee and related legal expenses in connection with the pre-merger notification form previously filed and for its other expenses in connection with the Transactions. Seller shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the conversion of the Shares in the Merger.

            13.2 AMENDMENT. This Agreement may be amended, modified or supplemented only by a written instrument signed by Parent, Products, Merger Sub, the Company, Seller and McCallum.

            13.3 NOTICES. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given: (a) when received if given in person or by courier or a courier service; (b) on the date of transmission if sent by telex, facsimile or other wire transmission; or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

            If to Seller, the Company (prior to the Closing) or McCallum, addressed as follows:

                 c/o Joan Fabrics Corporation
                 100 Vesper Executive Park
                 Tyngsboro, Massachusetts  01879
                 Attention:  Elkin McCallum, CEO
                 Facsimile No.:  (978) 649-9142

            with a copy to:

                 Goulston & Storrs, A Professional Corporation
                 400 Atlantic Avenue
                 Boston, Massachusetts  02110-3333
                 Attention:  Donald L. Shulman
                 Facsimile No.:  (617) 574-4112

            If to Parent, Products or Merger Sub, addressed as follows:

                 c/o Collins & Aikman Corporation
                 5755 New King Court
                 Troy, Michigan  48098
                 Attention:  Thomas E. Evans, CEO
                 Facsimile No.:  (248) 824-1512

            and for notices pursuant to Section 6.4 hereof:

                 Collins & Aikman Corporation
                 5755 New King Court
                 Troy, Michigan  48098
                 Attention:  Greg Tinnell
                 Facsimile No.:  (248) 824-1613

            and in each case

                 Attention:  Ronald T. Lindsay, General Counsel
                 Facsimile No.:  (248) 824-1882

            with a copy to:

                 Cahill Gordon & Reindel
                 80 Pine Street
                 New York, New York  10005
                 Attention:   W. Leslie Duffy
                              Jonathan A. Schaffzin
                 Facsimile No.:  (212) 269-5420

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

            13.4 WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

            13.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            13.6 HEADINGS. The headings preceding the text of articles and sections included in this Agreement and the headings to schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

            13.7 INTERPRETATION. Unless otherwise indicated, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa. The use of the terms "including" or "includes" shall in all cases herein mean "including, without limitation" or "includes, without limitation," respectively. Unless otherwise indicated, references to articles, sections, subsections or schedules shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

            13.8 APPLICABLE LAW. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such State.

            13.9 JURISDICTION; WAIVER OF JURY TRIAL. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Related Agreements shall be brought in any United States federal or state court sitting in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.3 shall be deemed effective service of process on such party. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATED AGREEMENTS.

            13.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by Seller or McCallum without the written consent of Products, Parent and Merger Sub or by Products, Parent or Merger Sub without the written consent of Seller, except that each of Products, Parent, Merger Sub and Seller may assign its rights hereunder without such consent to any of its Affiliates.

            13.11 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, em-ployees, stockholders, managers, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

            13.12 FURTHER ASSURANCES. Upon the reasonable request of Products, Seller, the Company and McCallum shall on and after the Closing Date execute and deliver to Products such other documents, releases, assignments and other instruments as may be required to effectuate completely the Merger, and to otherwise carry out the purposes of this Agreement. Upon the reasonable request of Seller, Products, Parent and Merger Sub shall on and after the Closing Date execute and deliver to Seller such other documents, releases, assignments and other instruments as may be required to effectuate completely the Merger, and to otherwise carry out the purposes of this Agreement.

            13.13 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

            13.14 REMEDIES CUMULATIVE. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

            13.15 ENTIRE UNDERSTANDING. This Agreement, together with the exhibits and schedules hereto, the Related Agreements and the Confidentiality Agreement, set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties hereto.

            13.16 COMPANY DISCLOSURE SCHEDULE. Seller, McCallum and Products agree that it shall be a condition of Closing for them to agree on a mutually acceptable Company Disclosure Schedule prior to August 24, 2001.

                                    * * * * *

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                      COLLINS & AIKMAN CORPORATION


                                      By: /s/ Ronald T. Lindsay
                                          -------------------------------------
                                           Name:
                                           Title:


                                      COLLINS & AIKMAN PRODUCTS CO.


                                      By: /s/ Ronald T. Lindsay
                                          -------------------------------------
                                           Name:
                                           Title:


                                      JAII ACQUISITION CO.


                                      By: /s/ Ronald T. Lindsay
                                          -------------------------------------
                                           Name:
                                           Title:


                                      JOAN FABRICS CORPORATION


                                      By: /s/ Elkin McCallum
                                          -------------------------------------
                                           Name:  Elkin McCallum
                                           Title:  Chief Executive Officer


                                      JOAN AUTOMOTIVE INDUSTRIES, INC.


                                      By: /s/ Elkin McCallum
                                          -------------------------------------
                                           Name:  Elkin McCallum
                                           Title:  President


                                      ELKIN McCALLUM


                                          /s/ Elkin McCallum
                                      -----------------------------------------